UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

UNITED STATIONERS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

United Stationers Inc.
One Parkway North Boulevard, Suite 100
Deerfield, Illinois 60015

April 4, 2012

Dear Stockholder:

On behalf of the Board of Directors and management of United Stationers Inc., I cordially invite you to attend the 2012 Annual Meeting of Stockholders. The Annual Meeting will be held on Wednesday, May 16, 2012, at 2:00 p.m. Central Time, at the Company’s offices located at One Parkway North Boulevard, Deerfield, Illinois.

At this year’s Annual Meeting, the matters to be considered by stockholders are the election of four directors each to serve for a three-year term expiring in 2015, the ratification of the selection of the Company’s independent registered public accounting firm for 2012, an advisory vote on executive compensation and the transaction of such other business as may properly come before the meeting. The Board of Directors has unanimously recommended a vote “FOR” election of the nominees named in the accompanying Proxy Statement, “FOR” ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm and “FOR” approval of our executive compensation.

Whether or not you plan to attend the Annual Meeting, we encourage you to read the accompanying Proxy Statement and vote promptly. To ensure that your shares are represented at the meeting, we recommend that you submit a proxy to vote your shares through the Internet by following the instructions set forth in the Notice of Internet Availability of Proxy Materials. You may also vote by telephone or mail by requesting a paper copy of the proxy materials, which will include a proxy card with instructions on how to vote. The Notice of Internet Availability of Proxy Materials contains instructions on how to request paper copies of the proxy materials. This way, your shares will be voted even if you are unable to attend the meeting. This will not, of course, limit your right to attend the meeting or prevent you from voting in person at the meeting if you wish to do so.

Your Directors and management look forward to personally meeting those of you who are able to attend.

Sincerely yours,

Charles K. Crovitz
Chairman of the Board

United Stationers Inc.
One Parkway North Boulevard, Suite 100
Deerfield, Illinois 60015

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS

MAY 16, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON MAY 16, 2012

•	The proxy statement and Form 10-K to security holders are available at www.unitedstationers.com/investor/annualmeeting

The 2012 Annual Meeting of Stockholders of United Stationers Inc. will be held on Wednesday, May 16, 2012, at 2:00 p.m. Central Time, at the Company’s offices located at One Parkway North Boulevard, Deerfield, Illinois for the following purposes:

1.	To elect four Class II directors each to serve for a three-year term expiring in 2015;

2.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2012;

3.	To cast an advisory vote on executive compensation; and

4.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors has unanimously recommended a vote “FOR” election of the nominees, “FOR” ratification of the selection of the independent registered public accounting firm and “FOR” approval of executive compensation.

The record date for the Annual Meeting is the close of business on Monday, March 19, 2012. Only stockholders of record as of that time and date are entitled to notice of, and to vote at, the meeting. Record holders of the Company’s Common Stock as of the record date may submit their proxies by following the voting instructions set forth in the Notice of Internet Availability of Proxy Materials.

By Order of the Board of Directors,

Eric A. Blanchard
Secretary

April 4, 2012

United Stationers Inc.
One Parkway North Boulevard, Suite 100
Deerfield, Illinois 60015

PROXY STATEMENT

April 4, 2012

PROXY AND VOTING INFORMATION

The Board of Directors of United Stationers Inc. (referred to as “we”, “our” or the “Company” in this Proxy Statement) is soliciting your proxy for use at our 2012 Annual Meeting of Stockholders and any adjournments or postponements thereof (the “Annual Meeting”).

What is a Notice of Internet Availability of Proxy Materials

Under rules of the Securities and Exchange Commission, we are furnishing proxy materials to our stockholders on the Internet, rather than mailing printed copies to our stockholders. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one as instructed in that notice. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials on the Internet as well as vote your shares online. You may also vote by telephone or mail by requesting a paper copy of the proxy materials, which will include a proxy card with instructions on how to vote. The Notice of Internet Availability of Proxy Materials contains instructions on how to request paper copies of the proxy materials. We expect to commence mailing the Notice of Internet Availability of Proxy Materials to our stockholders on or about April 4, 2012.

Who May Vote

Holders of record of our Common Stock at the close of business on Monday, March 19, 2012 (the “Record Date”) may vote at the Annual Meeting. On that date, 41,680,811 shares of our Common Stock were issued and outstanding. Each share entitles the holder to one vote.

How to Vote

If you are a holder of record of our Common Stock (that is, the shares are registered by our transfer agent directly in your own name) on the Record Date, you may submit a proxy with your voting instructions, by the respective applicable deadline shown on the Notice of Internet Availability of Proxy Materials or proxy card, using any of the following methods:

•

Through the Internet:    Go to the website http://www.proxyvote.com and follow the instructions on the Notice of Internet Availability of Proxy Materials to view the proxy materials online and vote your shares through the Internet.

•	By Telephone:

•	You must request a paper copy of the proxy materials, which will include a proxy card with instructions on how to vote by telephone.

•	Please review the Notice of Internet Availability of Proxy Materials for instructions on how to order paper copies of the proxy materials.

•	By Mail:

•	You must request a paper copy of the proxy materials, which will include a proxy card with instructions on how to vote by mail.

•	Please review the Notice of Internet Availability of Proxy Materials for instructions on how to order paper copies of the proxy materials.

If you choose to submit your proxy with voting instructions by telephone or through the Internet, you will be required to provide your assigned control number shown on the Notice of Internet Availability of Proxy Materials or proxy card before your proxy and voting instructions will be accepted. Once you have indicated how you want to vote in accordance with those instructions, you will receive confirmation that your proxy has been submitted successfully by telephone or through the Internet.

If you hold your shares of our Common Stock in “street name” through a broker, bank, custodian, fiduciary or other nominee, you should review the separate Notice of Internet Availability of Proxy Materials supplied by that firm to determine whether and how you may vote by mail, telephone or through the Internet. To vote these shares, you must use the appropriate voting instruction form or toll-free telephone number or website address specified on that firm’s voting instruction form for beneficial owners.

How Proxies Work

Giving your proxy means that you authorize the persons named as proxies to vote your shares at the Annual Meeting in the manner you direct. If you hold any shares in the Company’s Employee Stock Purchase Plan (“ESPP”), your proxy (whether given by mailing the proxy card or voting by telephone or through the Internet) will also serve as voting instructions to Computershare Trust Company, as nominee holder under the ESPP, with respect to the shares allocated to your account in the ESPP.

If you sign and return a proxy card, or use telephone or Internet voting, but do not specify how you want to vote your shares, the proxies will vote your shares “FOR” the election of each of the four director nominees, “FOR” the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2012 and “FOR” approval of executive compensation. If you specify how you want to vote your shares on some matters but not others, the proxies will vote your shares as directed on the matters that you specify and as indicated above on the other matters described in this proxy statement. However, if you hold shares in the ESPP, Computershare Trust Company, as nominee holder under the ESPP, will not vote shares allocated to your ESPP account unless you indicate your voting instructions. The proxies will also vote your shares in their discretion on any other business that may properly come before the meeting.

Revocation of Proxies

If you have voted by submitting a proxy, you may revoke your proxy at any time before it is exercised at the Annual Meeting by any of the following methods:

•	Requesting and submitting a new proxy card that is properly signed with a later date;

•

Voting again at a later date by telephone or through the Internet — your latest voting instructions submitted before the deadline for telephone or Internet voting, 11:59 p.m. Eastern Time on May 15, 2012, will be counted and your earlier instructions revoked;

•	Sending a properly signed written notice of your revocation to the Secretary of the Company at United Stationers Inc., One Parkway North Boulevard, Suite 100, Deerfield, Illinois 60015-2559; or

•	Voting in person at the Annual Meeting. Attendance at the Annual Meeting will not itself revoke an earlier submitted proxy.

A proxy card with a later date or written notice of revocation shall not constitute a revocation of a previously submitted proxy unless it is received by the Secretary of United Stationers Inc. before the previously submitted proxy is exercised at the Annual Meeting.

Quorum

To conduct the business of the Annual Meeting, we must have a quorum. Under our current Bylaws, a quorum for the Annual Meeting requires the presence, in person or by proxy, of the holders of a majority of the 41,680,811 shares of our Common Stock issued and outstanding on the Record Date. Under Delaware law and our Bylaws, we count instructions to withhold voting authority for director nominees, any abstentions and broker non-votes as present at meetings of our stockholders for the purpose of determining the presence of a quorum.

Shares Held Through Broker of Other Nominee

In general, a broker who holds securities as a nominee in street name has limited authority to vote on matters submitted at a stockholders’ meeting in the absence of specific instructions from the beneficial owner. In the absence of instructions from the beneficial owner or authorization from the regulatory agency of which the broker is a member to vote on specific matters without the need to obtain instructions from the beneficial owner, a broker will specify a “non-vote” on those matters. Brokers are typically permitted to vote for the ratification of the selection of the independent registered public accounting firm if they have not received instructions from the beneficial owner; however, brokers may not vote on the other matters described in this Proxy Statement without specific instructions from the beneficial owner.

Required Votes

The nominees for director will be elected by a plurality of the votes cast at the Annual Meeting. This means that the four nominees who receive the greatest number of votes will be elected as directors. Broker non-votes and instructions to withhold authority to vote for one or more nominees are not counted for this purpose and will not affect the outcome of this election.

Ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm will require the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting and entitled to vote on such matter. Abstentions will be counted as represented and entitled to vote for purposes of determining the total number of shares that are represented and entitled to vote with respect to this proposal. As a result, an abstention from voting on this proposal will have the same effect as a vote “AGAINST” the matter. Broker non-votes will not be considered as represented and entitled to vote with respect to this proposal and will have no effect on the voting on this matter.

The vote on the approval of our executive compensation is advisory and non-binding. However, we will consider our stockholders to have approved our executive compensation if the number of votes “FOR” this proposal exceeds the number of votes “AGAINST” this proposal. Accordingly, abstentions and broker non-votes will not affect the outcome of this advisory vote.

We do not know of any other matters to be submitted for stockholder action at the Annual Meeting.

Costs of Proxy Solicitation

We will bear the costs of soliciting proxies for the Annual Meeting. In addition to the solicitation by mail, proxies may be solicited personally or by telephone, facsimile or electronic communication by our directors, officers and other employees. Directors, officers and other employees of the Company who participate in soliciting proxies will not receive any additional compensation from the Company for doing so. Upon request, we will reimburse brokers, banks, custodians and other nominee record holders for their out-of-pocket expenses in forwarding proxy materials to their principals who are the beneficial owners of our Common Stock as of the Record Date.

PROPOSAL 1: ELECTION OF DIRECTORS

General

The Company’s business and affairs are managed under the direction of our Board of Directors. The Board has responsibility for establishing broad corporate policies relating to the Company’s overall performance rather than day-to-day operating details.

Our Board of Directors currently consists of twelve members. The Board is divided into three classes, each of which is elected for a three-year term. The terms of the four current Class II Directors expire in 2012. Frederick B. Hegi, Jr., who has served on the Board since 1995 and currently serves as a Class II Director, is retiring from the Board and will not stand for re-election at the Annual Meeting. Daniel J. Connors, who has served on the Board since 2008 and currently serves as a Class II Director, will not stand for re-election at the Annual Meeting. Stuart A. Taylor, II who was appointed to the Board of Directors as a Class I Director in December 2011, will be a nominee as a Class II Director at the Annual Meeting for election to a three-year term expiring in 2015. Jonathan P. Ward, who was appointed to the Board of Directors as a Class III Director in July 2011, will be a nominee as a Class II Director at the Annual Meeting for election to a three-year term expiring in 2015. The other Class II Directors are current directors standing as nominees at the Annual Meeting for re-election to a three-year term expiring in 2015.

The nominees have indicated that they are willing and able to serve as Company Directors. If any nominee becomes unavailable for election for any reason, the persons named as proxies in the enclosed proxy card will have discretionary authority to vote the shares they represent for any substitute nominee designated by the Board of Directors, upon recommendation of the Governance Committee.

Information regarding each of the Director nominees and the Directors continuing in office, including his or her age, principal occupation, other business experience during at least the last five years, directorships in other publicly held companies during the last five years and period of service as a Company Director, is set forth below. Also included below is a discussion of the specific experience, qualifications, attributes and skills that led to the conclusion that the Director nominee or Director should serve on the Board.

Director Nominees

The nominees for election as Class II Directors at this year’s Annual Meeting, each to serve for a three-year term expiring in 2015, are set forth below:

William M. Bass (49) was elected by the Company’s Board of Directors to join the Board in June 2011. Mr. Bass is a member of the Human Resources and Technology Advisory Committees. In March 2012, Mr. Bass joined Orchard Brands, a multi-channel marketer of apparel and home products, as its Co-President and Chief Marketing Officer. Prior to joining Orchard Brands, Mr. Bass served as the President of Charming Shoppes Direct, a multichannel retailer from 2009. Mr. Bass served as the co-founder and CEO of Fair Indigo, a clothing manufacturer, from 2005 to 2009. Prior to that time, he was the Senior Vice President of e-Commerce and International for Land’s End and Vice President and General Manager Customer Direct for Sears from 1999 to 2005. Earlier in his career, Mr. Bass managed the development and production of all market research for e-commerce and other new media channels at Forrester Research, Inc. Mr. Bass has over the last five years served as a Director of Tractor Supply Company. Mr. Bass’ experience as a seasoned executive with expertise in e-commerce makes him an effective member of the Techonology Advisory Committee. His marketing experience allows him to make significant contributions to the Board’s oversight of the marketing and sales organizations. He also has a distinguished military career as a captain in the United States Army. Mr. Bass also holds two Masters degrees from Stanford University.

Charles K. Crovitz (58) was elected to the Company’s Board of Directors in October 2005 and has served as its Chairman since December 2011. Mr. Crovitz serves as Chair of the Technology Advisory and Executive Committees and is a member of the Governance Committee. In September 2007, Mr. Crovitz was appointed as the Interim Chief Executive Officer of The Children’s Place Retail Stores, Inc., a children’s clothing and accessories retailer, which position he held until his retirement in January 2010. Prior to this appointment, Mr. Crovitz was a member of the executive leadership team of Gap Inc. from 1993 until 2003, most recently serving as Executive Vice President and Chief Supply Chain Officer. During his ten-year career with Gap, Mr. Crovitz was also Executive Vice President, Supply Chain and Technology and Senior Vice President, Strategy and Business Development. Prior to that, he held various positions with Safeway Inc., including serving as a member of the operating committee, Senior Vice President and Chief Information Officer, and Vice President, Director of Marketing for Safeway Manufacturing Group. Mr. Crovitz also spent several years with McKinsey & Company, Inc. where he was an Engagement Manager, leading client service teams in retailing, forest products, steel and personal computer industries. He has over the past five years served as a board member for The Children’s Place Retail Stores, Inc. Mr. Crovitz’s responsibility for information technology during his tenure at Gap and his experience in supply chain management are particularly relevant to the strategic direction of the Company. His extensive operating experience allows him to make significant contributions to the Company’s continuing efforts to pursue growth strategies, increase productivity and reduce its cost structure making him an effective Chairman of the Board. Mr. Crovitz also holds an MBA and a law degree from Stanford University.

Stuart A. Taylor, II (51) was elected by the Company’s Board of Directors to join the Board in December 2011. Mr. Taylor is a member of the Audit and Finance Committees. Mr. Taylor is Chief Executive Officer of The Taylor Group LLC, a private equity firm, and has been with The Taylor Group since 2002. Prior to founding The Taylor Group in 2002, Mr. Taylor was Senior Managing Director of Bear Stearns Companies Inc., a brokerage firm. Over a span of 19 years, Mr. Taylor served as Managing Director of CIBC World Markets (US), Managing Director, Automotive Industry Group, BT Alex Brown, Inc. of Bankers Trust Company and as Vice President, Corporate Finance Department of Morgan Stanley & Company, Inc. Mr. Taylor currently serves as a Director of Ball Corporation and Hillenbrand, Inc. Mr. Taylor has demonstrated leadership as a CEO and is a seasoned investment banker. His extensive experience in finance, business development, strategic diversification and mergers and acquisitions allow him to make significant contributions to the company’s strategic initiatives. Mr. Taylor holds an MBA in finance from Harvard Business School and an undergraduate degree from Yale University.

Jonathan P. Ward (57) was elected by the Company’s Board of Directors to join the Board in July 2011. Mr. Ward is a member of the Audit and Finance Committees. Mr. Ward is an operating partner at Kohlberg & Company, LLC, a private equity firm, and has been with Kohlberg since 2009. Before joining Kohlberg, Mr. Ward was Chairman of the Chicago office of Lazard Ltd. and Managing Director, Lazard Freres & Co., LLC. with responsibility for Lazard’s Midwest advisory business and leading the firm’s business/consumer services practice. Prior to Lazard, Mr. Ward was at The ServiceMaster Company for six years, where he began as President and Chief Executive Officer in 2001 and then became Chairman and Chief Executive Officer in 2002. In addition, Mr. Ward was with R.R. Donnelley & Sons Company for 23 years, where he most recently was President and Chief Operating Officer. Mr. Ward currently serves as a Director of Sara Lee Corporation, KARS Holdings and HUB Group, Inc. Mr. Ward brings to the Board demonstrated leadership as a CEO and extensive experience in finance, business development and strategic planning. Mr. Ward holds a degree in chemical engineering and has completed the Harvard Business School Advanced Management Program.

THE COMPANY’S BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE INDIVIDUALS NOMINATED TO SERVE AS A CLASS II DIRECTOR.

Continuing Directors

The other Directors, whose terms will continue after this year’s Annual Meeting, are as follows:

Class I Directors — Continuing in Office until 2014 Annual Meeting

Robert B. Aiken, Jr. (49) was elected to the Company’s Board of Directors in December 2010. Mr. Aiken serves as a member of the Audit and Human Resources Committees. Mr. Aiken is CEO of the food company portfolio at Bolder Capital, a private equity firm. Mr. Aiken previously served as Managing Director of Capwell Partners LLC, a private-equity firm focused on companies offering health and wellness products and services. Mr. Aiken has been in the private-equity business since February 2010. Prior to that time, Mr. Aiken was the President and Chief Executive Officer of U.S. Foodservice, one of the country’s premier foodservice distributors. Mr. Aiken joined U.S. Foodservice in 2004 and held several senior executive positions including President and Chief Operating Officer and Executive Vice President of Strategy and Governance before being named Chief Executive Officer in 2007. From 2000 until 2004, Mr. Aiken also served as President and Principal of Milwaukee Sign Co., a privately-held manufacturing firm. From 1994 to 2000, Mr. Aiken was an executive with Specialty Foods Corporation, where he held several positions, including President and Chief Executive Officer of Metz Baking Company. Early in Mr. Aiken’s career, he worked as a business lawyer. Since February 2010, Mr. Aiken has served as a Director of Red Robin Gourmet Burgers. Mr. Aiken brings to the Board of Directors experience as a chief executive officer of a corporation with significant operations and a large, labor-intensive workforce. He has in-depth experience in foodservice, wholesaling, operations, sales force effectiveness, supply chain and private label products. Mr. Aiken also holds accounting and law degrees from Georgetown University.

Jean S. Blackwell (57) was elected to the Company’s Board of Directors in May 2007. Ms. Blackwell serves as Chair of the Human Resources Committee and is a member of the Audit and Governance Committees. Ms. Blackwell is the Chief Executive Officer of the Cummins Foundation and Executive Vice President, Corporate Responsibility of Cummins Inc., an engine manufacturer. From 2003 until her appointment in 2008 to her current position, Ms. Blackwell served as the Executive Vice President and Chief Financial Officer for Cummins. Ms. Blackwell also served as Vice President and General Counsel; Vice President, Human Resources; and Vice President, Cummins Business Services. Ms. Blackwell was appointed as Executive Vice President of Cummins in 2005. Prior to joining Cummins, Ms. Blackwell was a partner in the Indianapolis law firm of Bose McKinney & Evans and also worked for the State of Indiana as Budget Director and for the State Lottery Commission as Executive Director. She has also served as a director of The Phoenix Companies, a life insurance company. Ms. Blackwell has an in-depth knowledge of the business operations of a publicly-traded company from her long tenure at Cummins and a strong financial acumen from her senior management experience. Through her experiences, as well as serving on our Audit Committee and her previous service as chair of the audit committee of The Phoenix Companies, she has a thorough understanding of financial reporting of a public company and is well-versed in internal controls. Ms. Blackwell also brings significant knowledge of human resource practices to her position as Chair of the Company’s Human Resource Committee, having served as Vice President of Human Resources at Cummins. Ms. Blackwell holds a BA degree in economics from the College of William and Mary and a law degree (Cum Laude) from the University of Michigan.

P. Cody Phipps (50) was promoted to Chief Executive Officer in May 2011 and was elected to the Company’s Board of Directors at the same time. Prior to that time he served as the Company’s President and Chief Operating Officer since September 2010 and was President, United Stationers Supply from October 2006 to September 2010. He joined the Company in August 2003 as its Senior Vice President, Operations. Prior to joining the Company, Mr. Phipps was a partner at McKinsey & Company, Inc., a global management consulting firm, where he led the firm’s North American Operations Effectiveness Practice and co-founded and led its Service Strategy and Operations Initiative. Prior to joining McKinsey, Mr. Phipps worked as a consultant with The Information Consulting Group, a systems consulting firm, and as an IBM account marketing representative.

Class III Directors — Continuing in Office until 2013 Annual Meeting

Roy W. Haley (65) was elected to the Company’s Board of Directors in March 1998. Mr. Haley serves as Chair of the Audit Committee. Until his retirement in May 2011, Mr. Haley served as the Executive Chairman of WESCO International, Inc. (“WESCO”) a wholesale supplier of electrical and other industrial supplies and services, and, until September 2009, was the Chief Executive Officer. Prior to joining WESCO in February 1994, he was President and Chief Operating Officer of American General Corporation, one of the nation’s largest consumer financial services organizations. In addition to his service as a director of WESCO, Mr. Haley served as a director of Cambrex Corporation, a supplier of pharmaceutical and life science industry products and services, for twelve years until his retirement in April 2010. He also served as a director of the Federal Reserve Bank of Cleveland until his retirement in December 2010. Mr. Haley has a history of public company leadership with significant knowledge and operating experience in a distribution company as Chairman and Chief Executive Officer of WESCO. This experience allows him to provide highly informed guidance and counsel regarding the operations and value proposition of a wholesale supplier supplemented with his direct knowledge of the Company’s lines of products. Mr. Haley serves as the Chair of the Company’s Audit Committee, which position he has held at the pleasure of the Board for the past 11 years, and served as the chair of the audit committee of Cambrex Corporation. Mr. Haley is also designated as one of the financial experts on the Company’s Audit Committee. Through his present and past business experiences, Mr. Haley has acquired significant understanding and experience in financial matters of a publicly traded company, internal controls and the functions of an Audit Committee. Mr. Haley holds a Bachelor of Science in industrial management from Massachusetts Institute of Technology.

Benson P. Shapiro (70) was elected to the Company’s Board of Directors in November 1997. Dr. Shapiro serves as Chair of the Governance Committee and is a member of the Executive Committee. Dr. Shapiro has served on the faculty of Harvard University for 40 years. He currently is The Malcolm P. McNair Professor of Marketing Emeritus at the Harvard Business School and the President of B.P. Shapiro, Inc., a business consulting firm that he founded in 1972. He has served as a consultant to over 300 companies including startups, medium-size firms and large international corporations. He has taught a wide variety of MBA courses including Industrial Marketing, Sales Management, Creative Marketing Strategy and Integrated Product Line Management. Leveraging his academic and consulting experiences, Dr. Shapiro brings a significant understanding of marketing strategy and sales management to the Board’s deliberations with particular strengths in pricing, product line planning and marketing organizations. Dr. Shapiro’s experience as a consultant and long service as a Company director contributes to his engagement on governance and compliance matters, making him an effective Chair of the Governance Committee. Dr. Shapiro holds a BSE degree in chemical engineering from the University of Michigan, an MBA (with distinction) and DBA from Harvard University.

Alex D. Zoghlin (42) was re-elected to the Company’s Board of Directors in May 2008. Mr. Zoghlin serves as a member of the Human Resources and Technology Advisory Committees. Mr. Zoghlin is the Chief Executive Officer of VHT, Inc., a marketing services provider for the real estate industry, a position he has held since 2009. He previously served on the Board from November of 2000 until May 2006. He resigned at that time to focus primarily on building G2 Switchworks, a Chicago-based travel/technology firm, where he was President and Chief Executive Officer until its change of ownership in 2008. He previously served as Chairman, President and Chief Executive Officer of neoVentures Inc., a venture capital investment company for emerging technology companies. Prior to that, he was Chief Technology Officer of Orbitz, LLC, a consumer-oriented travel industry portal backed by major airline companies. Mr. Zoghlin has a history of demonstrated leadership in e-commerce and technology. His experience in programming, developing and implementing web-based solutions makes Mr. Zoghlin a particularly effective member of our Technology Advisory Committee, which provides critical guidance on the Company’s portfolio of information technology assets and systems.

GOVERNANCE AND BOARD MATTERS

Corporate Governance Principles

The Company is committed to the use of sound corporate governance principles and practices in the conduct of its business. The Company’s Board has adopted the United Stationers Inc. Corporate Governance Principles (the “Governance Principles”) to address certain fundamental corporate governance issues. The Governance Principles provide a framework for Company governance activities and initiatives and cover, among other topics, Director independence and qualifications, Board and Committee composition and evaluation, Board access to members of management and independent outside advisors, Board meetings (including meetings in executive session without management present) and succession planning. These principles also provide for the separation of the position of Chairman of the Board, who would normally serve as the Company’s lead independent Director, from that of Chief Executive Officer. The Governance Principles are included under “Corporate Governance” as part of the “Investor Information” section available through the Company’s website at http://www.unitedstationers.com. Neither the Governance Principles nor any other information contained on or available through the Company’s website and referred to in this Proxy Statement is incorporated by reference in, or considered to be part of, this Proxy Statement.

Code of Conduct

The Company’s Board of Directors also has adopted the United Stationers Inc. Code of Business Conduct (the “Code of Conduct”). The Code of Conduct applies to all Directors, officers and employees, and covers topics such as compliance with laws and regulations, proper use of the Company’s assets, treatment of confidential information, ethical handling of actual or apparent conflicts of interest, accurate and timely public disclosures, prompt internal reporting of violations and accountability for adherence to its guidelines. A copy of the Code of Conduct is included under “Corporate Governance” as part of the “Investor Information” section available through the Company’s website at http://www.unitedstationers.com.

Board Independence

The Company’s Board of Directors has affirmatively determined that all of its members and the nominees, other than Mr. Phipps, the Company’s current President and Chief Executive Officer, are independent within the meaning of the Company’s independence standards set forth in its Governance Principles. The Company’s Governance Principles incorporate the director independence standards of The NASDAQ Stock Market, Inc. (“NASDAQ”), and reflect the Board’s policy that a substantial majority of the Directors who serve on the Company’s Board should be independent Directors. Indeed, for a number of years, a substantial majority of the Company’s Board of Directors has been comprised of independent Directors.

In determining that Mr. Haley is independent, the Board considered that Mr. Haley is the former Executive Chairman of WESCO and that WESCO purchased $918,000 of products from ORS Nasco, Inc. and Lagasse, Inc., each wholly-owned subsidiaries of the Company, during 2011. The amount of purchases was less than 5% of gross revenues of each of ORS Nasco, Inc. and Lagasse, Inc. The Board concluded that such transactions constituted an insignificant percentage of WESCO’s purchases and the Company’s sales, that Mr. Haley had no direct involvement in such transactions and that such transactions, therefore, did not affect Mr. Haley’s independence. Based on the same information and the representations from the Company’s management that such transactions were in the ordinary course of business at the same prices and on the same terms as are available to customers of the Company generally, the Audit Committee of the Board, with Mr. Haley abstaining, concluded that such transactions were exempt under the Company’s related person transaction approval policy.

In determining that Mr. Taylor is independent, the Board considered that Mr. Taylor and his spouse are owners of Taylor Made Business Solutions (“TMBS”), where his spouse also serves as the Chief Executive Officer, and that TMBS purchased $36,000 of products from United Stationers Supply Co. (“USSC”), a wholly-owned subsidiary of the Company, during 2011. The amount of purchases was less than 5% of gross revenues of USSC. The Board concluded that such transactions constituted an insignificant percentage of TMBS’ purchases and the Company’s sales, that Mr. Taylor had no direct involvement in such transactions and that such transactions, therefore, did not affect Mr. Taylor’s independence. Based on the same information and the representations from the Company’s management that such transactions were in the ordinary course of business at the same prices and on the same terms as are available to customers of the Company generally and the amount of the transaction was less than $120,000, the Audit Committee of the Board concluded, with Mr. Taylor abstaining, that such transactions were exempt under the Company’s related person transaction approval policy.

Board Leadership Structure

The Company’s Bylaws call for the Chairman of the Board to be elected by the Board from among its members and to have the powers and duties customarily associated with the position of a non-executive Chairman. Consistent with the Company’s Corporate Governance Principles, the Board expects that in most circumstances the only member of the Company’s management who would be invited to serve on the Board would be the Company’s chief executive officer. However, the Company’s Bylaws also provide that, while the Chairman may hold an officer position, under no circumstances may the Chairman also serve as the President or Chief Executive Officer of the Company. The Chairman of the Board normally will serve as the Company’s lead independent Director and chairs executive sessions of the Board. From 1996 to December 2011, Frederick B. Hegi, Jr. served as the Company’s independent Chairman. In December 2011, Charles K. Crovitz was elected as the Company’s independent Chairman.

These principles are further enhanced in the Company’s Corporate Governance Principles which assist the Board in the exercise of its responsibilities and in serving the best interests of the Company and its stockholders. This structure is intended to serve as a framework within which the Board may conduct its business in accordance with applicable laws, regulations and other corporate governance requirements.

Board Diversity

The Governance Committee is responsible for evaluating potential candidates for Board membership. In its evaluation process, the Committee considers such factors as the experience, perspective, background, skill sets, race, and gender makeup of the current Board as well as candidate’s individual qualities in these areas. The Committee does not have a separate policy on diversity. However, pursuant to the Company’s Corporate Governance Principles, diversity is one of the criteria to be positively considered for board membership. For this purpose, the Committee considers diversity broadly as set forth above. The Governance Committee believes we have attracted directors representing a diverse base of experience, skills, perspectives and thought processes.

The Board’s Role in Risk Management

The Board of Directors takes an active role in risk oversight of the Company both as a full Board and through its Committees.

Strategic risk — risk related to the Company properly defining and achieving its high-level goals and mission — as well as operating risk — risk relating to the effective and efficient use of resources and pursuit of opportunities — are regularly monitored by the full Board through the Board’s regular and consistent review of the Company’s operating performance and strategic plan. For example, at each of the Board’s five regularly scheduled meetings throughout the year, management provides to the Board presentations on the Company’s various business units as well as the Company’s performance as a whole. In addition, the Board discusses risks related to the Company’s business strategy at the Board’s strategic planning meetings every year in July and October and at other meetings as appropriate. Similarly, significant transactions, such as acquisitions and financings, are brought to the Board and Finance Committee for approval.

Reporting risk and compliance risk are primarily overseen by the Audit Committee. Reporting risk relates to the reliability of the Company’s financial reporting, and compliance risk relates to the Company’s compliance with applicable laws and regulations. The Audit Committee meets at least four times per year and, pursuant to its charter and established processes, receives input directly from management as well as the Company’s independent registered public accounting firm, Ernst & Young LLP, regarding the Company’s financial reporting process, internal controls and public filings. The Company’s internal audit function performs an annual risk assessment to refresh its ongoing risk-based work plan which includes coverage of financial, operational and compliance risks, reporting results to the Audit Committee on a regular basis. The Company’s Disclosure Committee, Compliance Committee and Enterprise Risk Management Committee, each consisting of senior level staff from the legal, finance, human resources and information technology departments, as well as each business unit, meet regularly to address financial reporting, compliance issues and other enterprise-wide risks and identify any additional actions required to mitigate these risks. Each of these management committees report their results to the Audit Committee. The Audit Committee also receives regular updates from the Company’s in-house attorneys regarding any Hotline reports, Code of Conduct issues or other legal compliance concerns. See “Board Committees — Audit Committee” below for further information on how the Audit Committee fulfills, and assists the Board of Directors’ oversight of, reporting and compliance risks.

Additionally, the Finance Committee, Technology Advisory Committee and Human Resources Committee each provides risk oversight and monitoring with respect to the Company’s capital structure and corporate finance, deployment of technology and structure of compensation programs, respectively. See the individual descriptions of these committees for further information regarding their roles.

Executive Sessions

Non-management Directors meet regularly in executive sessions without management. In accordance with the Company’s Governance Principles, executive sessions are held at least four times a year. The Company’s independent Chairman of the Board presides at such sessions.

Self-Evaluation

The Board and each of the Audit, Governance, Human Resources, Finance and Technology Advisory Committees conduct an annual self-evaluation, as contemplated by the Company’s Governance Principles and the charters of such Board committees. The Board also obtains peer evaluations of individual Director performance in the course of its self-evaluation process.

Board Meetings and Attendance

The Board of Directors held six meetings during 2011. During this period, each Director attended more than 75% of the aggregate number of meetings of the Board of Directors and of the Board Committees on which he or she served, with the exception of Jonathan P. Ward who attended 63% of the meetings. The Board was aware of Mr. Ward’s pre-existing commitments that conflicted with certain board meetings prior to his joining the Board.

Board Committees

General

The Board of Directors has established six standing committees — an Audit Committee, a Governance Committee, a Human Resources Committee, a Finance Committee, a Technology Advisory Committee and an Executive Committee. The Governance Committee serves as and performs the functions of a Board nominating committee. Each of the standing committees operates under a written charter adopted by the Board. The charters for the committees are included under “Corporate Governance” as part of the “Investor Information” section available through the Company’s website at http://www.unitedstationers.com.

The membership of and number of meetings held by each such standing committee during 2011 are as follows: (1)

Audit Committee — 11 meetings	Governance Committee — 11 meetings
Roy W. Haley — Chair	Benson P. Shapiro — Chair
Robert B. Aiken, Jr. (2)	Jean S. Blackwell (5)
Jean S. Blackwell	Daniel J. Connors
Stuart A. Taylor, II (5)	Charles K. Crovitz (2)
Jonathan P. Ward (4)	Frederick B. Hegi, Jr.

Human Resources Committee — 8 meetings	Executive Committee — 6 meetings
Jean S. Blackwell — Chair	Charles K. Crovitz — Chair (5)
Robert B. Aiken, Jr. (2)	Frederick B. Hegi, Jr.
William M. Bass (3)	P. Cody Phipps (2)
Alex D. Zoghlin	Benson P. Shapiro

Finance Committee — 9 meetings	Technology Advisory Committee — 6 meetings
Daniel J. Connors — Chair (2)	Charles K. Crovitz — Chair
Frederick B. Hegi, Jr.	William M. Bass (3)
Stuart A. Taylor, II (5)	Alex D. Zoghlin
Jonathan P. Ward (4)

(1)	On May 11, 2011, Richard W. Gochnauer and Daniel J. Good retired from the Board of Directors.

(2)	On May 11, 2011, Robert B. Aiken, Jr. became a member of the Audit and Human Resources Committees; Charles K. Crovitz became a member of the Governance Committee, P. Cody Phipps became a member of the Executive Committee and Daniel J. Connors became Chair of the Finance Committee.
(3)	William M. Bass became a member of the Human Resources and Technology Advisory Committees on June 1, 2011.
(4)	Jonathan P. Ward became a member of the Audit and Finance Committees on July 14, 2011.
(5)	On December 7, 2011 Jean S. Blackwell became a member Governance Committee, Charles K. Crovitz became a member and Chair of the Executive Committee and Stuart A. Taylor, II became a member of the Audit and Finance Committees.

Audit Committee

The Board has determined that all of the above members of the Audit Committee are independent pursuant to NASDAQ’s current listing standards and Rule 10A-3 of the Securities Exchange Act of 1934 (the “Exchange Act”). No member of the Audit Committee received any compensation from the Company during 2011 other than for services as a member of the Board or one or more of its committees. The Board also has determined that all Audit Committee members are financially literate and at least four members have financial management expertise, in accordance with NASDAQ listing standards. In addition, the Board of Directors has determined that Roy W. Haley, Robert B. Aiken, Jr., Jean S. Blackwell and Stuart A. Taylor, II qualify as “audit committee financial experts” within the meaning of applicable SEC regulations.

The principal functions of the Audit Committee involve assisting the Company’s Board of Directors in fulfilling its oversight responsibilities relating to: (1) the integrity of the Company’s financial statements; (2) the soundness of the Company’s internal control systems; (3) assessment of the independence, qualifications and performance of the Company’s independent registered public accounting firm; (4) performance of the internal audit function; and (5) the Company’s legal, regulatory and ethical compliance programs. The Audit Committee’s eleven meetings during 2011 included reviews with management and the Company’s independent registered public accounting firm regarding the Company’s financial statements before their inclusion in the Company’s annual and quarterly reports filed with the SEC. For additional information, see “Report of the Audit Committee.”

The Audit Committee operates under a written charter most recently amended as of July 12, 2011. The charter was last reviewed by the Committee in July 2011. The charter is included under “Corporate Governance” as part of the “Investor Information” section available through our website at http://www.unitedstationers.com.

Governance Committee

The Governance Committee evaluates corporate governance principles and makes recommendations to the full Board regarding governance matters, including evaluating and recommending Director compensation, overseeing the evaluation by the Board of Directors of the performance of the Company’s Chief Executive Officer and the Board and reviewing succession planning with respect to the Chief Executive Officer. The Company’s Board has determined that all of the members of the Governance Committee are independent pursuant to current NASDAQ listing standards. In performing the functions of a nominating committee, the Governance Committee reviews and makes recommendations to the full Board concerning the qualifications and selection of Director candidates, including any candidates that may be recommended by Company stockholders.

The Governance Committee operates under a written charter most recently amended as of May 15, 2003. The charter was last reviewed by the Committee in December 2011. The charter is included under “Corporate Governance” as part of the “Investor Information” section available through our website at http://www.unitedstationers.com.

Human Resources Committee

The Human Resources Committee of the Board of Directors generally acts as a Board compensation committee. It reviews and approves or makes recommendations to management and the Board of Directors with respect to compensation, employment agreements and benefits applicable to executive officers. The Human Resources Committee also oversees the development and administration of compensation and benefits.

The Human Resources Committee operates under a written charter most recently amended as of July 13, 2010. The charter was last reviewed by the Committee in July 2011. The charter is included under “Corporate Governance” as part of the “Investor Information” section available through our website at http://www.unitedstationers.com.

The Human Resources Committee is required by its charter to meet at least three times per year. During 2011, the Human Resources Committee had eight meetings and met in executive session when necessary with only the independent committee members and the independent Chairman of the Board present. The agendas, meetings and calendar are developed and set by the Chair of the Human Resources Committee with input from the Human Resources Department and the Chief Executive Officer. The Chairman, Chief Executive Officer, other members of management and outside advisors may be invited to attend all or a portion of a Human Resources Committee meeting, other than an executive session of the Human Resources Committee members, depending on the nature of the agenda items. Neither the Chief Executive Officer nor any other member of management votes on items before the Human Resources Committee; however, the Human Resources Committee and the Board of Directors solicit the views of the Chief Executive Officer on compensation matters, including the compensation of our executive officers.

Among its executive compensation oversight responsibilities, the Human Resources Committee approves the base salaries, annual incentive compensation targets, benefits and perquisites of our executive officers, other than the Chief Executive Officer. In the case of the compensation for the Chief Executive Officer, the Human Resources Committee makes a recommendation to the Governance Committee for its review and recommendation to the full Board of Directors for approval. The Human Resources Committee generally oversees the development and administration of our compensation and benefits plans, programs and practices, and reviews and makes determinations based on applicable data and analysis. Recommendations are made by the Committee to the Board on overall compensation and benefits objectives. With respect to our annual incentive programs, the Human Resources Committee approves performance targets under our Amended and Restated 2004 Long-Term Incentive Plan or criteria applicable to other executive officer bonuses and reviews attainment of such targets or satisfaction of other relevant criteria. The Human Resources Committee also administers and approves equity grants to our executive officers under our Amended and Restated 2004 Long-Term Incentive Plan. The Committee also advises and consults with the Governance Committee and the Board on non-employee director compensation.

In 2011, at the request of the Board, management conducted a risk analysis of compensation policies and practices. The Human Resources Committee received a report from management regarding its analysis of whether the Company’s compensation policies and practices for all employees, including executive officers, are reasonably likely to incentivize employees to take excessive risks or other actions inconsistent with Company policy that would result in a material adverse effect on the Company. Management identified all compensation policies and practices, analyzed whether they might motivate employees to take inappropriate risks and also considered internal controls that mitigate any such risks. After completion of this analysis, management reported to the Committee its conclusion that none of the Company’s compensation policies and practices is reasonably likely to incentivize employees to take excessive risks that would result in a material adverse effect on the Company, and the Committee concurred with management.

The Human Resources Committee may establish its own procedural rules except as otherwise prescribed by the Company’s Bylaws, applicable law or the NASDAQ listing standards. The Human Resources Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Human Resources Committee, subject to such terms and conditions (including required reporting back to the full Committee) as the Human Resources Committee may prescribe.

The Human Resources Committee has the authority to retain directly (and terminate the engagement of) any outside compensation consultants, outside counsel or other advisors that the Human Resources Committee in its discretion deems appropriate to assist it in the performance of its functions, with the sole authority to approve related retention terms and fees for any such advisors. We will provide for appropriate funding, as determined by the Human Resources Committee, for payment of compensation to such outside advisors the Human Resources Committee retains.

The Human Resources Committee has engaged the services of an independent consultant, Frederic W. Cook & Co., Inc. (“F.W. Cook”). During the last fiscal year, F.W. Cook provided the Human Resources and Governance Committees with updates on compensation trends and regulatory developments, advice on proxy disclosures with regard to compensation matters and other assistance in related items as requested by the Committees including review of various materials prepared for the Committee by management. In completing its work, F.W. Cook was engaged directly on behalf of the Committees, did no other work for the Company or any of its senior executives, and had no other ties to the Company.

For additional information, see “Executive Compensation — Compensation Discussion and Analysis — Use of Consultants.”

Executive Committee

The Executive Committee has the authority to act upon any corporate matters that require Board approval, except where Delaware law requires action by the full Board or where the matter is required to be approved by a committee of independent Directors in accordance with applicable regulatory requirements.

Finance Committee

The purpose of the Finance Committee is to review and provide guidance to the Company’s Board of Directors and management with respect to the Company’s present and future capital structure, requirements and opportunities, as well as plans, strategies, policies, proposals and transactions related to corporate finance, including potential acquisitions and divestitures.

Technology Advisory Committee

The purpose of the Technology Advisory Committee is to assist the Company’s Board of Directors in fulfilling its oversight responsibilities relating to: (1) assessment and management of the Company’s portfolio of information technology (“IT”) assets and systems; (2) promotion of an effective, efficient, scalable, flexible, secure and reliable IT infrastructure that enables the Company to execute against goals and plans to achieve business success, position the Company for competitive advantage and enhance the Company’s interactions with all of its customers; (3) consideration of the impact of emerging IT developments that may affect the Company’s IT systems or business; (4) evaluation and oversight of the Company’s eBusiness strategy and technology-based marketing efforts; and (5) alignment of the Company’s IT strategic direction, investment needs and priorities with its overall business visions, goals and strategies.

Consideration of Director Nominees

Messrs. William M. Bass, Stuart A. Taylor, II and Jonathan P. Ward are nominees for Director at the 2012 Annual Meeting. During 2011, the Board obtained recommendations from Board members for possible candidates to join the Board and engaged Venerable Partners and Spencer Stuart to conduct searches and present possible candidates for new Directors. Mr. Bass was one of the candidates presented by Venerable Partners and he joined the Board in June 2011. Mr. Ward was one of the candidates recommended by non-management Board members and he joined the Board in July 2011. Mr. Taylor was one of the candidates presented by Spencer Stuart and he joined the Board in December 2011. As a matter of good governance, the Governance Committee of the Board of Directors nominated Messrs. Bass, Taylor and Ward to stand for re-election to the Board as Class II directors by the stockholders at the 2012 Annual Meeting, which is the first stockholders meeting after they joined the Board. Messrs. Taylor and Ward joined the Board as Class I and III directors, respectively, but were asked to move to Class II in view of the decisions of Messrs. Connors and Hegi not to stand for re-election as Class II directors at the 2012 Annual Meeting and consistent with the requirement of the Company’s Second Restated Certificate of Incorporation to maintain the number of directors in each class as nearly equal as possible.

The Governance Committee periodically assesses the Board’s size and composition and whether there may be any near-term vacancies on the Board due to retirement or otherwise. The Governance Committee uses a variety of methods to identify and evaluate potential Director nominees when the need for a new or additional Director is identified. It may seek or receive candidate recommendations from other Board members, members of the Company’s senior management, stockholders or other persons. In addition, if and when it deems appropriate, the Governance Committee may retain an independent executive search firm to assist it in identifying potential Director candidates. Any such candidates may be evaluated at regular or special meetings of the Governance Committee and the Governance Committee may solicit input from other Directors.

In evaluating any identified or submitted candidates for the Board, the Governance Committee seeks to achieve a balance of knowledge, skills, experience and capability on the Board and to address the Board membership criteria set forth in the Company’s Governance Principles. In addition, the Governance Committee believes that candidates must have high personal and professional ethics and integrity, with values compatible with those of the Company; broad and substantial experience at a senior managerial or policy-making level as a basis for contributing wisdom and practical insights; the ability to make significant contributions to the Company’s success; and sufficient time to devote to their duties as a Director. In addition, the Governance Committee believes it is important that each Director represent the interests of all stockholders.

The Governance Committee’s policy is to consider properly submitted stockholder nominations for Director candidates in the same manner as a committee-recommended nominee. To recommend any qualified candidate for consideration by the Governance Committee, a stockholder should submit a supporting written statement to the Company’s Secretary at United Stationers Inc., One Parkway North Boulevard, Deerfield, Illinois 60015-2559 in accordance with the procedures described later in this Proxy Statement under the heading “Stockholder Proposals”. This written statement must contain: (i) as to each nominee, his or her name and all such other information as would be required to be disclosed in a proxy statement with respect to the election of such person as a Director pursuant to the Exchange Act; (ii) the name and address of the stockholder providing such recommendation, a representation that the stockholder is the record owner of shares entitled to vote at the meeting, the number of shares owned, the period of such ownership and a representation that the stockholder intends to appear in person or by proxy to nominate the person specified in the statement; (iii) whether the nominee meets the objective criteria for independence of directors under applicable NASDAQ listing standards and the Company’s Governance Principles; (iv) a description of all arrangements or understandings, and any relationships, between the stockholder and the nominee or any other person or persons (naming such person(s)) pursuant to which the nomination is to be made by the stockholder; and (v) the written consent of each nominee to serve as a Director if so elected.

Communications with the Board and Annual Meeting Attendance

Any stockholder who desires to contact the Company’s Chairman of the Board, who serves as its lead independent Director, or the other members of the Board of Directors may do so by writing to: Chairman of the Board, or Board of Directors, United Stationers Inc., One Parkway North Boulevard, Deerfield, Illinois 60015-2559. All such written communications will be forwarded to and collected by the Company’s Secretary and delivered in the form received to the Chairman of the Board or, if so addressed or deemed appropriate based on the facts and circumstances outlined in the communication, to another member of the Board or a chair of one of its standing committees. However, unsolicited advertisements, invitations or promotional materials may not be forwarded to Directors, in the discretion of the Secretary.

Directors are encouraged to attend annual meetings of the Company’s stockholders. All of the Company’s Directors then serving on the Board of Directors attended the 2011 Annual Meeting of Stockholders.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses the background and objectives of our compensation programs for certain individuals who served as executive officers in fiscal 2011 and the material elements of the compensation of each of the executive officers identified in the following table, to whom we refer as our named executive officers:

Name	Title
P. Cody Phipps	President and Chief Executive Officer
Richard W. Gochnauer	Former Chief Executive Officer
Fareed A. Khan	Senior Vice President and Chief Financial Officer
Victoria J. Reich	Former Senior Vice President and Chief Financial Officer
Stephen A. Schultz	Group President, Lagasse and ORS Nasco
Todd A. Shelton	President, United Stationers Supply
S. David Bent	Senior Vice President, eBusiness Services and Corporate Chief Information Officer

Executive Summary

The main elements of our compensation program are base salary, annual cash bonus and long-term equity incentive awards. We target base salary at the fiftieth percentile for comparable positions at companies in our peer group and general industry. When we deliver targeted financial results, we aim to provide total compensation (including base salary, cash bonus, equity awards and other compensation) at or slightly above the fiftieth percentile of our peer group and general industry. We seek to pay our executives fairly while challenging them to achieve incentive performance targets that exceed industry performance expectations. In fiscal year 2011, incentive compensation (annual cash bonus and equity awards) accounted for approximately 84% of the total compensation of Mr. Phipps and 51% of the average total compensation of our other named executive officers, consistent with the Human Resources Committee’s objective of promoting a “pay for performance” culture by putting a significant percentage of executives’ compensation at risk.

While we delivered a record financial performance in fiscal year 2011 in the face of a challenging economic and industry environment, this performance was below our internal performance goals. Consequently, the payouts under our incentive plans were below the target payouts. Our net income and return on invested capital, adjusted to exclude items discussed in more detail below, grew 3%, and fell 28 basis points (“bps”), respectively. Our total cost as a percentage of net sales (Total Cost Factor), adjusted to exclude items discussed in more detail below, improved by 23 bps. Our diluted earnings per share grew 3%, and we generated cash flow of $130.4 million from operations. In addition, our total annual shareholder returns for the fiscal years 2011, 2010 and 2009 were 4%, 12%, and 40%, respectively. This compares to total shareholder returns of the S&P 500 Index of 2%, 13% and a decline of 6.5% over the same periods. Our Human Resources Committee took into consideration several factors to determine 2011 compensation, including our financial and business results, individual performance and competitive data. We review our compensation programs annually and make changes as appropriate to further align our executive compensation structure with our stockholders’ interests and current market practices. The Human Resources Committee made the following executive compensation decisions in or with respect to 2011:

•

Approved 2011 performance objectives for our annual cash bonus plan, including adjusted net income of $112.4 million, adjusted return on invested capital (ROIC) of 11.07% and adjusted Total Cost Factor of 15.32% at the corporate level, consistent with our Board-approved business plan.

•	Approved target incentives for 2011 cash bonuses ranging from 50% to 110% of base salary for Mr. Phipps and the other named executive officers.

•

Approved merit pay increases to our named executive officers that reflected an assessment of individual performance and, in some cases, increased responsibilities associated with job promotions or a desire to bring the executive’s salary more in line with our compensation philosophy. Mr. Gochnauer and Ms. Reich did not receive a merit pay increase as they had previously announced their plans to retire. In addition, Mr. Phipps did not receive a merit increase as his new salary as CEO went into effect in May.

•	Approved fiscal year 2011 cash bonus payouts that were paid at 68.8% of target for corporate level metrics, consistent with the design and goals of our bonus plan.

•

Certified the Company’s economic profit results for 2011. Based on this performance, 17% and 0% of the target shares awarded under the restricted stock unit award agreements issued in March 2010 and March 2011, respectively, vested as of December 31, 2011 and March 1, 2012.

•

Granted annual equity incentives to our named executive officers that were consistent with our compensation philosophy and an assessment of individual performance and expected future contributions. In addition, special equity awards were granted to Messrs. Phipps, Schultz and Bent in connection with their promotions and added responsibilities and to Mr. Khan in connection with his commencement of employment as Senior Vice President and Chief Financial Officer.

•

Approved transition agreements with Mr. Gochnauer and Ms. Reich to reflect their continued obligations and benefits in connection with their retirements from the positions of Chief Executive Officer and Senior Vice President and Chief Financial Officer, respectively, of the Company.

We believe our executive pay is reasonable and provides appropriate incentives to our executives to achieve our financial and strategic goals without encouraging them to take excessive risks in their business decisions. We evaluate annually the major risks to our business, including how risks taken by management could impact the value of executive compensation. The changes we made to our compensation program build upon our solid compensation governance framework and pay for performance philosophy, which are demonstrated by the following:

•

Significant stock ownership guidelines that are met or exceeded by each of our named executive officers and Directors (other than Messrs. Bass, Taylor and Ward who each recently joined the Board of Directors).

•	A prohibition in the Company’s insider trading policy against hedging the economic risk of ownership of our stock by executives and Directors.

•	Absence of any executive perquisites other than a disability benefit, which was decreased in 2011, and an annual cash allowance.

•	Review of both the external marketplace and internal comparisons among the executive team in order to factor in internal equity considerations when making compensation determinations.

•	The Human Resources Committee’s engagement of its own independent consultant that does not provide any services to management and had no prior relationship with any of our named executive officers.

•	A strong risk management program with specific responsibilities assigned to management, the Board of Directors and its committees.

Objectives and Design of Our Compensation Program

The Company’s executive compensation is designed to attract talented executives, to reward them fairly for their contributions to the Company, and to retain those individuals who perform at or above our expectations. In addition, our executive compensation program is intended to support our strategic objectives and align the interests of our executives and our stockholders. Our executive compensation program consists of base salary, annual cash incentives, and long-term equity incentives, as well as benefits that are generally available to our salaried employees and certain perquisites. We believe that spreading compensation across three primary components — annual base salary, annual cash incentive that is tied to operating and financial performance, and long-term incentives that reward our executives based on our stock price performance — provides a desirable balance of fixed and at-risk compensation, balances short-term and long-term goals, aligns the interests of management and stockholders, and allows us to offer a compensation package that is competitive in the marketplace.

The Company’s management has retained Aon Hewitt, a human resources consulting firm, to provide management with information and advise management on executive compensation matters. Aon Hewitt has provided information, which management has validated and updated through additional sources, about the total compensation — including base salary, annual incentive compensation and long-term incentive compensation — paid to executives performing comparable jobs at companies included in a comparator group of companies or those generally included in Aon Hewitt’s general industry database (collectively, the “Compensation Data”). A formal compensation benchmark study is conducted every other year, and the information from the most recent study completed by Aon Hewitt in October 2010 was used to recommend compensation changes for 2011. The Human Resources Committee has separately retained an independent consultant, F. W. Cook, to advise the Committee on compensation matters. For additional information about consulting services provided by F. W. Cook and Aon Hewitt, see “— Use of Consultants.”

To determine what similar companies are paying for similar positions in the outside labor market, management has reviewed the Compensation Data relating to a comparator group consisting of companies that are comparable to us in revenue or number of employees, companies that are in similar industries to ours, and other wholesalers. The Board of Directors reviewed the recommendations of management and selected the following seventeen companies for our 2011 comparator group:

Comparator Company	Revenue	Type of Industry	Employee Count
Anixter International Inc.	$5,500,000,000	Distribution — communication products	7,990
Avnet Inc.	$26,500,000,000	Distribution — electronic components and computer products	17,600
Brightpoint, Inc.	$3,600,000,000	Distribution — mobile phones and other wireless products	3,900
Cardinal Health, Inc.	$102,600,000,000	Distribution — pharmaceuticals and other medical supplies	31,900
CDW Corporation	$7,100,000,000	Retail — technology products	6,230
Fastenal Company	$2,300,000,000	Distribution — fasteners and other products	13,300
Genuine Parts Co.	$11,200,000,000	Retail — auto parts	29,500
Ingram Micro Inc.	$34,600,000,000	Distribution — computer products	15,650
Insight Enterprises, Inc.	$4,800,000,000	Distribution — computer hardware and software	5,100
Office Depot, Inc.	$11,600,000,000	Retail — office products	40,000
OfficeMax	$7,200,000,000	Retail — office products	30,000
Patterson Companies, Inc.	$3,400,000,000	Distribution — dental products	7,100
Staples, Inc.	$24,500,000,000	Retail — office products	89,000
Sysco Corporation	$39,300,000,000	Distribution — food service	46,000
Tech Data Corporation	$24,400,000,000	Distribution — computer products	8,700
W. W. Grainger, Inc.	$7,200,000,000	Distribution — facilities maintenance and other products	18,500
WESCO International, Inc.	$5,100,000,000	Distribution — electrical products	6,800
50th Percentile:	$7,200,000,000		15,650
United Stationers Inc.	$5,000,000,000		5,950

Because of the large variances in revenue among the Company, the companies in our comparator group, and the other companies in Aon Hewitt’s general industry database, regression analysis — a statistical technique for investigating and modeling the relationship between variables — is used to estimate the effect that revenue variances have on executive compensation and to adjust the Compensation Data for such variances among the companies. This adjusted data is used to create marketplace compensation profiles for our executives. Our total compensation mix is targeted at setting base salary at the fiftieth percentile of these marketplace compensation profiles and setting short-term and long-term target incentives at or slightly above the fiftieth percentile. We may depart from these targets when appropriate based on the experience level of an individual, his or her contributions to the Company, market factors, or other considerations. No significant departures from these targets were made for any of the named executive officers in 2011. In general, we believe our targets allow us to recruit, motivate, and retain the executive talent necessary to develop and execute our strategy.

Elements of Compensation

The primary elements of executive compensation are base salary, annual cash incentive awards and long-term equity incentive awards under our Amended and Restated 2004 Long-Term Incentive Plan (“LTIP”). The Governance Committee of our Board of Directors oversees the annual evaluation of our Chief Executive Officer’s performance and recommends to the Board for its approval his annual base salary adjustments and annual cash and long-term incentive targets with input from the Human Resources Committee. Our Chief Executive Officer annually reviews the performance of all other executive officers and makes recommendations to the Human Resources Committee with respect to their base salary adjustments and annual cash and long-term incentive targets. For 2011, the annual performance reviews and recommendations were made jointly by Messrs. Gochnauer and Phipps. The Human Resources Committee approves the final base salary adjustments and incentive targets of the other named executive officers and exercises its discretion in modifying any recommended adjustments or incentive targets.

The following table summarizes each element of our executive compensation program, its purpose and role within our total compensation program, and how the element is designed and compensation levels are determined:

Base Salary

Purpose and Role within Total Compensation Package	Design and Determination

Provide fixed compensation to attract, motivate and retain executive talent.	Base salaries are reviewed annually based on the following factors:

Must generally be competitive and internally equitable to attract and retain talent. Foundation of total pay, as annual and long-term incentive targets are established as a percentage of base salary.

•    The median base salaries for executives with similar responsibilities based on the Compensation Data.

•    Adjustments to reflect an individual executive’s responsibilities, experience, job performance and contribution to overall business goals.

•    The median merit (annual) increase percentage projected to be made in the current year by comparator companies and by general industry.

•    Internal equity among company executives.

Annual Cash Incentive Awards

Purpose and Role within Total Compensation Package	Design and Determination

Reward performance against established business goals and accomplishments in a given year.

Motivate executives to achieve financial and strategic annual objectives.

Focus executives appropriately on those short-term results that are closely tied to long-term stockholder value creation.

Each named executive officer’s annual cash incentive award target is set as a percentage of his or her base salary. Each executive’s annual cash incentive award payout is determined by multiplying the dollar value of his or her incentive target by the actual award payout percentage.

Target percentages are generally set at or slightly above the median for annual cash incentives awarded to similar level positions based on the Compensation Data, subject to adjustment by the Human Resources Committee to reflect the executive’s responsibilities, job performance, experience and contribution to overall business goals. Mr. Phipps’ target incentive was increased from 80% to 110% in connection with his promotion to Chief Executive Officer as of May 11, 2011. No other adjustments were made in 2011.

Purpose and Role within Total Compensation Package	Design and Determination

The Human Resources Committee approved three 2011 performance objectives: Company adjusted net income, Total Cost Factor and adjusted ROIC.

The 2011 target financial performance factors were established at levels that were consistent with our expectation that our long-term diluted earnings per share percentage growth rate will be in the mid-teens. The threshold, target and maximum levels of each performance factor are set each year with the following objectives: the relative difficulty of achieving each level is consistent from year to year; the target level is both challenging and achievable, reflects the midpoint of planned Company performance and generally exceeds industry performance expectations; the performance ranges within which minimum and maximum incentive payouts can be earned are consistent with the range of financial results within which performance is expected to occur; and a minimum payment is made to reward partial achievement of the targets and a maximum payment rewards attainment of an aggressive, but potentially achievable, level of performance. For a description of the performance factors and the threshold, target and maximum objectives established by the Human Resources Committee for 2011, see “ — 2011 Annual Cash Incentive Objectives and Payout”.

If the Human Resources Committee determines that external changes or other unanticipated business conditions materially affected the fairness of the performance factors or unduly influenced our ability to meet them, the Committee retains the discretion to increase or decrease the performance objectives, except no adjustment by the Committee may increase the annual incentive paid to a named executive officer if the award is intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (“Code”). The Committee adjusted the 2011 performance factors to eliminate the net positive impact on net income, Total Cost Factor and ROIC of several non-recurring events, including the write offs of previously capitalized costs from refinancing activities and the interest expense and any accrued interest associated with the cost of repurchases of Company stock or issuance of dividends.

Long Term Equity Incentive Awards

Purpose and Role within Total Compensation Package	Design and Determination

Reward stockholder value creation as reflected in stock price appreciation. Vesting provisions and terms of non-qualified stock options, restricted stock and restricted stock units are consistent with promoting a long-term management perspective.

Create direct link between compensation of executives and interests of stockholders with awards that derive value based on our stock price.

Reward performance against long-term financial objectives.

Encourage long-term planning.

Retain executives during the vesting period.

Two equity grants, each of which was targeted to provide 50% of the 2011 LTIP economic value target approved for each executive, were made to the named executive officers effective March 1, 2011 and January 2, 2012. The first grant was a restricted stock unit award which vests in three annual increments targeted at 1/3 of the number of units granted, but ranging from (i) 0 to 50% of the number of units granted based on the Company’s achievement of economic profit within a projected range for 2011; (ii) 0 to 100% of the number of units granted (less any previously-vested units) based on the Company’s achievement of cumulative economic profit within a projected range for the years 2011 and 2012; and (iii) 0 to 150% of the number of units granted (less any previously-vested units) based on the Company’s achievement of cumulative economic profit within a projected range for the years 2011 through 2013. The second grant, approved in July 2011 and effective January 2, 2012 (or four months later than in prior years), was a restricted stock award which vests in three substantially equal annual increments, except that if the aggregate diluted earnings per share of the Company for the four quarters preceding a vesting date do not exceed $0.50, the restricted stock scheduled to vest on that date will be forfeited. (The $0.50 earnings per share requirement is designed to provide tax deductibility as described below. See “— Tax Deductibility.”) To convert the economic value of the restricted stock unit awards or restricted stock awards into the target number of restricted stock units or the number of restricted shares granted, respectively, the economic value of the award was divided by the closing price of our common stock on the effective date of the grant.

The economic values of named executive officers’ total LTIP awards are generally targeted at or slightly above the median value of equity awards to executives in similar positions based on comparator group and general industry compensation data, subject to adjustment by the Committee to reflect the executive’s responsibilities, job performance and contribution to overall business goals, as well as the Company’s desire to retain executives. The economic profit performance target for the March 1, 2011 restricted stock unit award reflected the midpoint of planned Company performance, which exceeded industry performance expectations.

Purpose and Role within Total Compensation Package	Design and Determination

In addition to granting stock-based awards annually to existing executives and upon the hiring of new executives, management may recommend and the Committee may grant special stock-based awards to retain or reward executives. Four such grants to named executive officers were made in 2011 (see “– 2011 Long Term Incentive Equity Awards”).

Perquisites and Other Benefits

Purpose and Role within Total Compensation Package	Design and Determination
Provide a complete and competitive compensation package that supports our goal of attracting and retaining key executive talent.	Cash allowances are provided in lieu of separate perquisite programs such as auto allowances, financial planning reimbursements, physical examination reimbursements, and supplemental liability insurance. The President and Chief Executive Officer recommends, and the Committee approves, perquisite allowances based on the Compensation Data.

Provide competitive benefits to promote the health, well-being, and financial security of our executives.	Other executive benefits include:

•    Group life insurance and accidental death and dismemberment insurance equal to 2 1/2 times the executive’s base salary, up to a maximum benefit of $1.2 million.

•    $300,000 of business travel insurance and long-term disability insurance equal to 40% of executive’s annual base salary, up to a maximum of $15,000 per month — this benefit was reduced from 60% to 40% of the executive’s annual base salary (subject to $15,000 maximum per month) as of January 1, 2011.

Our executives are eligible to participate in all of our other employee benefit plans, such as medical, dental, vision and 401(k) plan. Executives hired prior to January 1, 2008 are also eligible to receive a pension benefit from our frozen pension plan. Mr. Gochnauer received a non-qualified retirement benefit equal to the additional pension benefit from five years of additional age and service credits. See “Executive Compensation — Retirement Benefits.”

Employment Contracts

Purpose and Role within Total Compensation Package	Design and Determination
Contractually set forth the compensation, benefits and duties, including restrictive covenants, of executives.	These Agreements set forth each executive’s initial annual salary, benefits during employment and post-termination benefits, including in the event of a Change of Control.

Purpose and Role within Total Compensation Package	Design and Determination

Help assure retention of executive experience, skills, knowledge, and background for the benefit of the Company, and the efficient achievement of the long-term strategy of the Company.	The benefit levels and triggering events have been established to be competitive with the general industry based on publicly available data.

Based on its evaluation of the factors listed above — including base salaries and annual and long-term incentive compensation at comparator companies; each named executive officer’s individual responsibilities, job performance and contribution to achievement of business objectives; alignment of executives’ and stockholders’ interests; and attracting, motivating and retaining executive talent — the Human Resources Committee believes the amounts paid to each named executive officer and the targets established for each named executive officer for 2011 were appropriate.

2011 Base Salary Adjustments

In providing input to the Governance Committee to establish Mr. Phipps’ new base salary as President and Chief Executive Officer as of May 16, 2011, the Human Resources Committee reviewed the Compensation Data, as well as benchmark data compiled from other external sources, relating to the Chief Executive Officer position. After consideration of the report, the Governance Committee approved a 24.8% promotional increase in Mr. Phipps’ base salary as of May 16, 2011, which placed his salary below the median for Chief Executive Officers at comparable companies in recognition of the fact that this was a new position for Mr. Phipps.

The Human Resources Committee set the 2011 base salary increases of the other named executive officers based on recommendations from Mr. Gochnauer and Mr. Phipps. In making their salary evaluations, Messrs. Gochnauer and Phipps assessed each executive’s responsibilities, job performance and contributions to overall business goals, including evaluating the executives in relation to the entire executive team. Based on these factors, Messrs. Gochnauer and Phipps recommended and the Human Resources Committee approved salary increases effective April 1, 2011 for the other named executive officers that ranged from 2.0% to 3.0%. On February 11, 2011, in connection with his increase in responsibilities and the reduction in his target annual cash incentive award reflecting the Compensation Data, Mr. Schultz’ base salary was increased by 9.3%. In addition, effective January 16, 2011, Messrs. Gochnauer, Phipps, Schultz, Shelton and Bent and Ms. Reich received a nominal salary adjustment of $1,000/year to offset the impact of the elimination of the Company’s medical executive reimbursement plan.

2011 Annual Cash Incentive Awards

Under the 2011 Management Cash Incentive Plan (“MIP”) established pursuant to the LTIP, executives are eligible to receive annual cash bonuses based on the Company’s achievement of specific performance objectives. During the first quarter of 2011, the Human Resources Committee established the following threshold, target, and maximum levels, as well as the actual performance level, and the percentage of target payout for each of the 2011 MIP performance objectives:

2011 Performance Objectives	Weight	Threshold	Target	Maximum	Actual	% Achievement
Adjusted Net Income	45.0%	$101,145,000	$112,384,000	$123,622,000	$108,669,000	66.95%
Total Cost as a % of Net Sales	25.0%	15.71%	15.32%	14.93%	15.18%	137.01%
Adjusted Return on Invested Capital	30.0%	10.12%	11.07%	12.02%	10.26%	14.74%
Total	100.0%	N/A	N/A	N/A	N/A	68.80%

For purposes of the 2011 MIP, adjusted net income was defined by the Human Resources Committee to mean net income as reported in our audited financial statements, adjusted for the following (net of tax): write offs of previously capitalized costs from refinancing activities and the interest expense and any accrued interest associated with the cost of repurchases of Company stock or issuance of dividends. Total Cost was defined as operating expenses plus cost components of gross margin covering occupancy, advertising materials, distress loss, net delivery freight and net advertising freight. Adjusted return on invested capital was determined by dividing adjusted after-tax earnings from continuing operations by our twelve-month average of total assets (excluding cash) minus current liabilities (excluding debt), deferred taxes and long-term liabilities (adjusted for the carrying value within the Company’s Other Comprehensive Income of the assets and liabilities associated with pension plans, post-retirement benefit plans and interest rate swap agreements). We believe this mix of performance measures encourages employees to focus appropriately on the Company’s key financial and strategic objectives. Two 2010 MIP performance objectives reflecting our safety performance were not included in our 2011 MIP performance objectives, as the Human Resources Committee recognized that the Company’s commitment to safety had been demonstrated by its improvement in frequency and severity of reportable accidents from the fourth quartile to the first quartile compared to general industry.

Payment of awards under the 2011 MIP was based upon the level of achievement of each objective. The payout on each performance objective could range from 0% to 200% of the target award related to that objective, depending on whether our performance on that objective is below threshold (payout of 0%); between threshold and target (payout greater than 0% but less than 100%); between target and maximum (payout between 100% and 200%); or at or above maximum (payout of 200%).

Each named executive officer’s 2011 annual incentive target was set as a percentage of his or her base salary that generally reflected the median award target for executives with similar responsibilities based on the Compensation Data. Each executive’s actual incentive payout was determined by multiplying the dollar value of his or her incentive target by the actual award payout percentage. The 2011 targets for the named executive officers and the actual incentives paid to the executives are listed in the following table:

Name	2011 Incentive Target (% of Base Salary)	2011 Incentive Target ($)(4)	2011 Incentive Award as a Percent of Target (%)	2011 Incentive Paid ($)
P. Cody Phipps (1)	80/110	681,517	68.8	468,883
Richard W. Gochnauer (2)	80	305,267	68.8	210,023
Fareed A.Khan (3)	70	128,333	68.8	88,293
Victoria J. Reich	65	203,916	68.8	140,294
Stephen A. Schultz	65	278,368	68.8	191,517
Todd A. Shelton	65	264,496	68.8	181,973
S. David Bent	50	173,008	68.8	119,030

(1)	Mr. Phipps’ 2011 incentive target was increased from 80% to 110% of his base salary, on a pro-rated basis for the year, in connection with his promotion to President and Chief Executive Officer.

(2)	Mr. Gochnauer’s 2011 MIP payout was pro-rated for his months of service during 2011 prior to his retirement on May 31, 2011.

(3)	Mr. Khan’s 2011 MIP payout was pro-rated to reflect his months of service during 2011.

(4)	2011 Incentive Target ($) is a calculation which reflects pro-ration of the various base salaries and annual incentive targets for these executives based on mid-year position changes.

For 2011, the annual cash incentive award payout was 68.8% of target. The annual cash incentive award payout has been at or above the overall target level twice in the last five years, but during that period we have never achieved the maximum performance level. The annual incentive payout percentage over the past five years has ranged from approximately 20% to 100.6% of participants’ target award opportunity. The Committee generally attempts to set the minimum, target and maximum levels so the relative difficulty of achieving the target level is consistent from year to year, based on our financial plan for the year.

Restricted Stock Unit Awards Vesting in 2011

2008 RSU Awards. The Human Resources Committee approved grants of restricted stock unit (RSU) awards by the Company to Messrs. Schultz and Shelton on March 4, 2008 in connection with their added responsibilities to lead and support the integration and performance of ORS Nasco, which had recently been acquired by the Company. The grants were designed to provide to each executive that number of shares of the Company’s common stock equal to up to two times the number of RSUs awarded. Up to 50% of such RSUs were scheduled to vest at the end of each year in the four-year performance period following the acquisition of ORS Nasco in the event that ORS Nasco achieved certain adjusted EBIT (earnings before interest and taxes) targets. The adjusted EBIT targets for the final year of the performance period, which ended December 31, 2011, are listed in the table below.

ORS Nasco’s Adjusted EBIT Goals and Corresponding Share Adjustment (SA) Factors

	1 Year Period Ended December 31, 2011
	EBIT Goal	SA Factor
Maximum	$40.5M	50%
Target	$31.1M	25%
Threshold	$15.3M	0%

Based on the adjusted EBIT of ORS Nasco during the one-year period December 31, 2011 of $22.7 million, there was a payout of shares equal to 11.7% of the target number of RSUs awarded to each executive. The number of RSUs earned by each executive as of December 31, 2011 was equal to the number of RSUs awarded to him times the Share Adjustment Factor corresponding to the adjusted EBIT performance of ORS Nasco for the year ending December 31, 2011, as derived from the table above. The Share Adjustment Factor was determined by linear interpolation between the two relevant Share Adjustment Factors in the table.

The Human Resources Committee defined ORS Nasco’s adjusted EBIT for purposes of the RSU awards as its total gross margin less total operating expenses, excluding the impacts of any intercompany sales and any acquisition accounting items, including amortization of intangible assets, depreciation expenses associated with any fixed asset step up to fair value and the impact of any inventory step up to fair value.

2009 RSU Awards. In 2009, the Human Resources Committee approved management’s recommendation not to provide cash incentive awards to executives for 2009. In lieu of cash incentive awards, the Company granted a special RSU award to each executive on March 2, 2009. The RSU awards were designed to provide to each executive that number of shares of Company common stock having an economic value at the date of grant equal to 50% of the executive’s 2008 annual cash incentive award target, provided the Company met or exceeded the cumulative economic profit targets listed in the table below.

Company’s Cumulative Economic Profit Goals and Corresponding Performance Factors

During the Portion of the Performance Period Ending on the Dates Indicated

	1 Year Period Ended December 31, 2009		2 Year Period Ended December 31, 2010		3 Year Period Ended December 31, 2011
	EP Goal	Perf. Factor	EP Goal	Perf. Factor	EP Goal	Perf. Factor
Maximum	$-10M	150%	$-17M	150%	$-36M	100%
Target	$-24M	100%	$-39M	100%	$-36M	100%
Threshold	$-30M	0%	$-52M	0%	$-52M	0%

Based on the Company’s cumulative economic profit of $1.7 million, $15.9 million and $31.3 million for each of the three periods of the performance period described in the table, there was a payout of 100% of each executive’s restricted stock unit award.

The number of RSUs earned was based on the Company’s cumulative economic profit as of three “Determination Dates” — December 31, 2009, 2010 and 2011. However, regardless of the number of RSUs earned during the three-year performance period, to receive a payout of his or her RSU award, the executive had to be employed by the Company through December 31, 2011, the vesting date for the RSUs.

The number of RSUs earned by each executive on each Determination Date was calculated using the following formula:

(Performance Factor x Cumulative Unit Percentage x Number of RSUs Awarded) – Number of Previously Earned RSUs

The Performance Factor for each Determination Date was derived from the table above based on the Company’s cumulative economic profit through the applicable Determination Date. If the Company’s cumulative economic profit as of a Determination Date was between two amounts shown in the table, the corresponding Performance Factor was determined by linear interpolation between the two relevant Performance Factors in the table. The Cumulative Unit Percentages were 33 1/3%, 66 2/3% and 100%, respectively, for the 2009, 2010 and 2011 Determination Dates. The Number of RSUs Awarded was the number of RSUs granted to the applicable executive by the Company on March 2, 2009. The Number of Previously Earned RSUs was the number of RSUs that had been earned on prior Determination Dates.

Under the formula for determining the number of RSUs earned as of each Determination Date, no RSUs would be earned if the economic profit as of the Determination Date was equal to or less than the Threshold amount specified in the table. Up to 50% of the RSUs could be earned if the economic profit as of December 31, 2009 was at or above the Maximum amount specified in the table and up to 100% of the RSUs could be earned if the cumulative economic profit as of December 31, 2010 was at or above the Maximum amount specified in the table. However, under no circumstances could an executive earn more than his or her Number of RSUs Awarded.

For purposes of the RSU awards, the Human Resources Committee defined economic profit to mean after-tax EBIT, after applying a capital charge based on the Company’s long-term weighted average cost of capital. Total capital used to calculate the capital charge included all assets and liabilities except cash, debt (including securitized accounts receivable) and stockholders’ equity. Both after-tax earnings and total capital were adjusted to remove the impact of LIFO expense and the amortization of intangible assets associated with acquisitions.

2010 RSU Awards. The Human Resources Committee approved grants of RSU awards by the Company to all executives on March 1, 2010. The grants were designed to provide to each executive that number of shares of Company common stock having an economic value at the date of grant equal to 50% of the executive’s 2010 LTIP economic value target, provided the Company met or exceeded the cumulative economic profit targets listed in the table below. Up to 50% of such RSUs were scheduled to vest at the end of each year in the three-year performance period as set forth in the table (which excludes the final one-year period), with a maximum payout of 150% of the target units.

Company’s Cumulative Economic Profit Goals and Corresponding Performance Factors

During the Vesting Periods Ending on the Scheduled Vesting Dates Indicated

	1 Year Period Ended December 31, 2010		2 Year Period Ended December 31, 2011
	EP Goal	Perf. Factor	EP Goal	Perf. Factor
Maximum	$20M	150%	$46M	150%
Target	$14M	100%	$34M	100%
Threshold	$2M	0%	$16M	0%

Based on the Company’s economic profit of $14.2 million for the one-year period ended December 31, 2010 and $29.5 million for the two-year period ended December 31, 2011, there were payouts of 33% and 17%, respectively, of each executive’s target RSUs. The Human Resources Committee defined economic profit in the same manner as it was defined for purposes of the RSUs awarded in 2009.

The number of RSUs earned by each executive as of any Scheduled Vesting Date was calculated using the following formula:

(Performance Factor x Cumulative Unit Percentage x Number of RSUs Awarded) – Number of Previously Earned RSUs

The Performance Factor for each Scheduled Vesting Date was derived from the table above based on the Company’s cumulative economic profit through the applicable Scheduled Vesting Date. If the Company’s cumulative economic profit as of a Scheduled Vesting Date was between two amounts shown in the table, the corresponding Performance Factor was determined by linear interpolation between the two relevant Performance Factors in the table. The Cumulative Unit Percentages were 33 1/3%, 66 2/3% and 100%, respectively, for the 2010, 2011 and 2012 Scheduled Vesting Dates. The Number of RSUs Awarded was the number of RSUs granted to the applicable executive by the Company on March 1, 2010. The Number of Previously Earned RSUs was the number of RSUs that had been earned on prior Scheduled Vesting Dates.

Under the formula for determining the number of RSUs earned as of each Scheduled Vesting Date, no RSUs would be earned if the economic profit as of the Scheduled Vesting Date was equal to or less than the Threshold amount specified in the table. Up to 50% of the RSUs could be earned if the economic profit as of December 31, 2010 was at or above the Maximum amount specified in the table, up to 100% of the RSUs could be earned if the cumulative economic profit as of December 31, 2011 was at or above the Maximum amount specified in the table, and up to 150% of the RSUs could be earned if the cumulative economic profit as of December 31, 2012 is at or above the Maximum amount specified in the table.

2011 Long Term Incentive Equity Awards

The Human Resources Committee approved during 2011 the following long term incentive equity award grants to Messrs. Phipps, Schultz, Bent and Shelton, effective on the dates indicated:

•

March 1, 2011 RSU awards, approved at the February 2011 meeting of the Committee, were designed to provide economic value equal to 50% of the 2011 LTIP economic value target approved for each executive; and

•

Restricted stock awards, approved at the July 2011 meeting of the Committee, were designed to deliver 50% of the 2011 LTIP economic value target approved for each executive. These awards were granted on January 2, 2012 to Messrs. Phipps, Khan, Schultz, Bent and Shelton.

In addition to granting stock-based awards annually to existing executives and upon the hiring of new executives, management may recommend and the Committee may approve special stock-based awards to retain or reward executives. The following special stock-based awards were approved by the Human Resources Committee in 2011:

•

On January 1, 2011, in connection with his added responsibilities as President of MBS Dev, a wholly owned subsidiary of the Company, Mr. Bent was granted 6,000 restricted stock units which vest over four years based on the Company’s sales of products to customers utilizing the software solutions implemented by MBS Dev, and 4,000 shares of restricted stock which vest in full on March 1, 2014.

•	On March 17, 2011, Mr. Schultz was granted 4,000 restricted stock units which vest over four years based on the EBIT performance of ORS Nasco.

•

On August 19, 2011, in connection with his promotion to Chief Executive Officer, Mr. Phipps was granted 100,000 restricted stock units, up to 60,000 of which vest on June 30, 2016 based on the average annual earnings per share growth of the Company during the five-year period commencing on July 1, 2011, and up to 40,000 of which vest on December 31, 2015 to the extent earned during the four-year period commencing on January 1, 2012 based on the highest annual return on invested capital of the Company for any calendar year during such period.

•

On September 1, 2011, Mr. Khan received, pursuant to his offer of employment, a restricted stock award of 11,254 shares which vest in full on September 1, 2014, except that if the aggregate diluted earnings per share for the four calendar quarters immediately preceding the vesting date do not exceed $1.00, the stock award scheduled to vest on that date will be forfeited.

For 2011, the LTIP economic value targets as a percentage of base salary were generally set at the median percentage levels for executives with similar responsibilities based on the Compensation Data. The target economic value of Mr. Phipps’ annual LTIP awards was established at 200% of his base salary, which reflected the median percentage for Chief Executive Officers at comparable companies. His target economic value was below the median value as a result of his below median salary, Mr. Khan’s target incentive was established at 140% and Mr. Schultz’ target incentive was reduced from 120% to 110% of base salary in each case to reflect the median target incentive as a percentage of base salary according to the Compensation Data.

2012 Compensation Program

Last year at the 2011 Annual Meeting, we provided our stockholders an advisory vote on executive compensation. The stockholders voted to approve, on an advisory basis, the compensation of our Named Executive Officers as described in this Compensation Discussion and Analysis section, the accompanying compensation tables and the related narrative disclosure in the proxy statement for that meeting. Our executive compensation was approved by 93% of the shares voted. The Human Resources Committee viewed the results of this vote as a strong expression of our stockholders’ general satisfaction with our current executive compensation programs. The Committee considered this stockholder satisfaction in determining to continue the general philosophy, design and elements of the Company’s executive compensation programs for fiscal 2012. The Committee’s decisions regarding incremental changes in individual compensation were made in consideration of the factors described elsewhere in this Compensation Discussion & Analysis.

The Committee approved the following aspects of the 2012 compensation program for executive officers:

•

Annual salary adjustments as of April 1, 2012 based on a 2.5% budget guideline, including a salary adjustment pool equal to approximately 0.5% of total base salaries provided only to high performers, and generally consistent with the design features and determination processes used in 2011;

•	Annual cash incentive awards reflecting individual incentive targets, performance objectives and other design features generally consistent with those provided in the 2011 MIP; and

•

March 1, 2012 RSU awards designed to deliver 50% of the 2012 economic value target approved for each executive and having terms generally the same as those set forth in the March 1, 2011 grant, each such award to vest annually up to 50% of the target units (with a maximum payout of 150% of the target units) to the extent earned based on the Company’s cumulative economic profit during the 3-year performance period beginning January 1, 2012.

Stock Ownership Guidelines

We believe that the Company and its stockholders are best served by managing the business with a long-term perspective while delivering strong annual results. We believe that stock ownership is an important tool to strengthen the alignment of interests of stockholders, Directors, and executive officers. Accordingly, in 2007 the Board of Directors adopted stock ownership guidelines for Directors and for all executive officers. The guidelines, as amended and approved in 2010 after a review of peer practices, specify that each Director and executive officer should retain 100 percent of any shares of Company common stock acquired through equity-based grants made by the Company after May 1, 2004 under our incentive plans, until he or she attains and continues to maintain stock, restricted stock, restricted stock units and vested stock option ownership having a value equal to at least the multiple of cash retainer or annual base salary set forth in the table below. As of March 1, 2012, all of the current Directors and executive officers had attained such ownership (other than Messrs. Bass, Taylor and Ward, who each recently joined the Board). All Directors and executive officers fully complied with the retention aspects of the stock ownership guidelines in 2011.

Name	Salary Multiple
Directors	Five x annual cash retainer
P. Cody Phipps	Five x base salary
Fareed A. Khan	Three x base salary
Stephen A. Schultz	Three x base salary
Todd A. Shelton	Three x base salary
S. David Bent	One x base salary

The value of all of the following types of Company stock, stock units or stock options owned by or granted to the participant qualifies toward the participant’s attainment of the target multiple of pay:

•	Vested and unvested restricted stock/stock units

•	Shares owned outright/shares beneficially owned

•	Shares owned through the Company’s employee stock purchase plan

•	Shares attained through a deferred stock unit plan

•	Vested in-the-money stock options reflecting the gross value equal to the spread between the strike price (closing stock price on the date of grant) and the fair market value

The Board and the Committee may reduce future long-term incentive grants or other compensation provided to executives who do not comply with the guidelines. Under our insider trading policy, Directors and executive officers, as well as other employees, are prohibited from selling short or trading or purchasing “put” or “call” options on our common stock.

Employment Contracts

We have entered into employment agreements with each of the named executive officers. The named executive officers’ benefits in the event of a change of control have a “double trigger,” meaning the executives are not automatically entitled to any benefits upon a change of control. Rather, they are entitled to receive severance following a change of control only if, within the period of time specified in their respective employment contracts, their employment is terminated by the Company without cause or by the executive for good reason. We believe these change of control severance terms help maintain the named executive officers’ objectivity in decision-making and provide another vehicle to align the interests of the named executive officers with the interests of our stockholders. We also believe that the double-trigger for severance in the case of a change of control encourages executives to remain with us through the closing of a change of control transaction, providing stability at a critical time. As of December 31, 2010, we amended the employment agreement with each named executive officer, except Mr. Gochnauer and Ms. Reich, to among other things conform them to a consistent form, eliminate the excise tax gross-up payment to cover any excise tax imposed on the executive by Section 4999 of the Code in the event of a Change of Control, and provide that the Company may recover any cash or equity awarded to the executive under certain circumstances in connection with an accounting restatement by the Company.

During 2011, we entered into transition agreements with Mr. Gochnauer and Ms. Reich in order to obtain their transition support prior to and after their retirements from the positions of Chief Executive Officer and Senior Vice President and Chief Financial Officer, respectively, and, in the case of Mr. Gochnauer, to extend the period of his post-employment non-competition and other restrictive covenants, as described in “Executive Compensation — Employment Contracts and Employment Termination and Change of Control Arrangements — Transition Agreements.”

Tax Deductibility

Section 162(m) of the Code generally limits the corporate tax deduction for compensation paid to the chief executive officer and the four other most highly compensated executives to $1 million annually, unless certain requirements are satisfied. To maximize the corporate tax deduction, our MIP and our LTIP are designed to comply with the requirements of Section 162(m) of the Code and were approved by our stockholders. As the $1 million limit does not apply to compensatory amounts that qualify as performance-based compensation under Section 162(m), performance-based awards made pursuant to these plans are intended to qualify for corporate tax deductibility.

We intend to use performance-based compensation to minimize the effect of the limits imposed by Section 162(m) to the extent that compliance with Code requirements does not conflict with our compensation objectives. In some cases, however, we believe the loss of some portion of a corporate tax deduction may be necessary and appropriate in order to attract and retain qualified executives.

Use of Consultants

In 2011, Aon Hewitt provided consulting services to management, including consulting on compensation and benefits plan design, individual job compensation analysis, pension calculations, long-term incentive calculations including fair value calculations using Aon Hewitt’s proprietary method, the compensation program for Mr. Khan and the annual Chief Executive Officer compensation.

The Human Resources Committee retained the services of F.W. Cook in 2011 to advise the Committee in connection with its review of management recommendations with respect to base salary adjustments, annual cash incentive awards and long-term incentive equity awards for executive officers, and the transition agreements for Mr. Gochnauer and Ms. Reich, and to inform the Committee of regulatory developments and implications.

Human Resources Committee Report

The Human Resources Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K.

The Human Resources Committee:

Jean S. Blackwell, Chair

Robert B. Aiken

William M. Bass

Alex D. Zoghlin

Summary Compensation Table

The following table summarizes the compensation of all persons serving as principal executive officer (CEO) and principal financial officer (CFO) in fiscal 2011 and the next three highest compensated executive officers who were serving as such at December 31, 2011.

Name and Principal Position	Year	Salary(1) ($)	Bonus (2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(6) ($)	All Other Compensation(7) ($)	Total Compensation ($)
P. Cody Phipps	2011	694,085	—	3,128,976	—	468,883	10,500	40,650	4,343,094
President and Chief Executive Officer	2010	504,504	—	622,043	—	393,956	12,579	28,967	1,562,049
	2009	469,018	—	725,929	—	—	12,065	25,714	1,232,726

Fareed A. Khan	2011	201,667	400,000	350,000	—	88,293	—	9,167	1,049,127
Senior Vice President and Chief Financial Officer

Stephen A. Schultz	2011	428,480	—	357,810	—	191,517	9,320	34,642	1,021,769
Group President,	2010	385,700	—	467,529	—	265,722	6,270	30,520	1,155,741
Lagasse and ORS Nasco	2009	372,399	—	481,227	—	—	7,777	28,421	889,824

S. David Bent	2011	346,058	—	482,040	—	119,030	10,878	31,909	989,915
Senior Vice President, E Business Services and Corporate Chief Information Officer

Todd A. Shelton	2011	406,959	—	209,937	—	181,973	—	30,252	829,121
President, United Stationers Supply	2010	336,771	—	282,536	—	153,491	—	27,499	800,297
Richard W. Gochnauer	2011	388,083	—	3,968,740	438,505	210,023	12,308	52,936	5,070,595
Former Chief Executive Officer	2010	911,250	—	2,050,026	—	732,499	17,620	32,290	3,743,685
	2009	882,001	—	2,305,091	—	—	29,534	34,224	3,250,850

Victoria J. Reich	2011	302,272	—	—	—	140,294	—	28,831	471,397
Former Senior Vice President	2010	422,525	—	510,033	—	275,960	9,866	28,458	1,246,842
and Chief Financial Officer	2009	407,680	—	614,636	—	—	8,116	25,106	1,055,538

(1)	Reflects base salary amounts earned during 2011, including any portions deferred under the 401(k) Savings Plan and the Deferred Compensation Plan of the Company’s wholly owned subsidiary, USSC.

(2)	Mr. Khan received a cash sign-on bonus in the amount of $400,000, payable in three substantially equal installments on the following dates: (1) within 30 days of hire; (2) September 30, 2011; and (3) January 31, 2012.

(3)	Amounts shown are based upon the grant date fair value of equity awards computed in accordance with Financial Standards Board Accounting Standards Codification (ASC) Topic 718, Compensation — Stock Compensation and represents the probable outcome of the performance condition. See Note 3, “Share-Based Compensation,” to the Company’s audited financial statements contained in our annual reports on Form 10-K for the years ended December 31, 2011, 2010, and 2009, for a discussion of the assumptions used in calculating these values. Assuming the highest level of performance would be achieved, Messrs. Phipps, Schultz, Bent, and Shelton would receive $3,391,464, $603,125, $563,535 and $314,906 in stock awards, respectively. Pursuant to Mr. Gochnauer’s transition agreement dated April 11, 2011, his outstanding restricted stock and restricted stock unit award agreements were to provide for continued vesting after retirement. Accordingly, the amounts shown include the aggregate incremental grant date fair value of such modified awards.

(4)	Pursuant to Mr. Gochnauer’s transition agreement dated April 11, 2011, his outstanding stock option awards were amended to extend the exercise period from one to three years after his retirement. Amounts shown are based upon the aggregate incremental grant date fair value of such modified equity awards computed in accordance with ASC Topic 718, Compensation — Stock Compensation and represent the maximum value assuming the highest level of performance.

(5)

The amounts shown represent annual cash incentives earned based on 2011 performance and paid in March of 2012. These amounts were paid under the MIP pursuant to the Company’s LTIP: see “— Compensation Discussion and Analysis — Elements

of Compensation — Annual Incentive Awards: 2011 Annual Cash Incentive Awards.” Messrs. Gochnauer and Khan received a 2011 MIP payout that was pro-rated to reflect their months of service during 2011.

(6)	This amount represents the change in value under the Company’s Pension Plan, except for Messrs. Khan and Shelton who are not eligible for the Pension Plan. Earnings on deferred compensation are not reflected in this column because the investment options under the non-qualified Deferred Compensation Plan are the same choices available to all employees under the 401(k) Savings Plan and the named executive officers do not receive preferential earnings on their investments.

(7)	The amounts shown for 2011 include the following:

Name	401(k) Match ($)	Cash Perquisite Allowance ($)	Cash Dividends Paid on Outstanding Restricted Stock ($)	Officer Health Care Benefits and Other Perquisites ($)	Total “All Other Compensation” ($)
P. Cody Phipps	7,350	22,333	10,791	176	40,650
Fareed A. Khan	—	9,167	—	—	9,167
Stephen A. Schultz	7,350	20,000	7,206	86	34,642
S. David Bent	7,350	18,000	6,559	—	31,909
Todd A. Shelton	7,350	18,000	4,486	416	30,252
Richard W. Gochnauer	7,350	10,000	35,586	—	52,936
Victoria J. Reich	7,350	12,500	8,925	56	28,831

Grants of Plan-Based Awards During 2011

The compensation plans under which the grants in the following table were made are described under “— Compensation Discussion and Analysis — Elements of Compensation — Long Term Equity Incentive Awards” and “— Compensation Discussion and Analysis — 2011 Long Term Incentive Equity Awards.” The LTIP permits different types of awards, including but not limited to stock options, restricted stock awards, stock appreciation rights, cash incentives awards, and performance based awards. The LTIP requires that in the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), outstanding equity awards (including outstanding awards under the Prior Equity Plans) will be proportionately adjusted.

Name	Grant Date	Committee of the Board of Directors Action Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
P. Cody Phipps	3/1/2011	2/23/2011	—	—	—	—	15,834	23,751	524,976
	8/19/2011	7/12/2011	—	—	—	—	100,000	100,000	2,604,000
			—	681,517	1,363,034	—	—	—	—

Fareed A. Khan	9/1/2011	5/31/2011	—	—	—	—	11,254	11,254	350,000
			—	128,333	256,666	—	—	—	—

Stephen A. Schultz	3/1/2011	2/23/2011	—	—	—	—	6,786	10,179	224,990
	3/17/2011	3/17/2011	—	—	—	—	4,000	8,000	132,820
			—	278,368	556,736	—	—	—	—

S. David Bent	1/1/2011	12/14/2010	—	—	—	—	10,000	10,000	319,050
	3/1/2011	2/23/2011	—	—	—	—	4,916	7,374	162,990
			—	173,008	346,016	—	—	—	—

Todd A. Shelton	3/1/2011	2/23/2011	—	—	—	—	6,332	9,498	209,937
			—	264,496	528,992	—	—	—	—

Richard W. Gochnauer			—	305,267	610,534	—	—	—	—
	9/1/2005	4/11/2011	—	—	—	—	159,690	159,690	169,271
	9/1/2007	4/11/2011	—	—	—	—	119,130	119,130	269,234
	9/1/2008	4/11/2011	—	—	—	—	13,010	13,010	309,961
	1/1/2009	4/11/2011	—	—	—	—	19,260	19,260	626,585
	9/1/2009	4/11/2011	—	—	—	—	29,384	29,384	895,121
	3/1/2010	4/11/2011	—	—	—	—	22,474	22,474	735,022
	9/1/2010	4/11/2011	—	—	—	—	43,678	43,678	1,402,051

Victoria J. Reich			—	203,916	407,832	—	—	—	—

(1)	These columns indicate the range of payouts targeted for 2011 performance under the Company’s MIP as described in “— Compensation Discussion and Analysis — 2011 Annual Cash Incentive Awards.” The 2012 bonus payments for 2011 performance were made pursuant to the metrics described in “— Compensation Discussion and Analysis — 2011 Annual Cash Incentive Awards” and are disclosed in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

(2)	Restricted stock unit (“RSU”) awards granted pursuant to the Company’s LTIP on March 1, 2011 vest in three annual increments on each March 1st to the extent the Company achieves its cumulative economic profit goal for each period ending December 31. Participants may earn a threshold of zero to a maximum of 150% of their target equity incentive award over the three-year period. See “— Compensation Discussion and Analysis — Elements of Compensation — Long Term Equity Incentive Awards” for more information.

On August 19, 2011, in connection with his promotion to Chief Executive Officer, Mr. Phipps was granted 100,000 restricted stock units pursuant to the Company’s LTIP, up to 60,000 of which vest on June 30, 2016 based on the average annual earnings per share of the Company during the five-year period commencing on July 1, 2011, and up to 40,000 of which vest on

December 31, 2015 to the extent earned during the four-year period commencing on January 1, 2012 based on the highest annual return on invested capital of the Company for any calendar year during such period. See “— Compensation Discussion and Analysis — Elements of Compensation — Long Term Equity Incentive Awards” for more information.

The restricted stock award granted to Mr. Khan on September 1, 2011 pursuant to the Company’s LTIP, in connection with his offer of employment, will vest in full on September 1, 2014, except that if the aggregate diluted earnings per share for the four calendar quarters immediately preceding the vesting date do not exceed $1.00, the stock award will be forfeited. See “— Compensation Discussion and Analysis — Elements of Compensation — Long Term Equity Incentive Awards” for more information.

On March 17, 2011, Mr. Schultz was granted 4,000 restricted stock units pursuant to the Company’s LTIP, which vest over four years based on the performance of ORS Nasco. See “—Compensation Discussion and Analysis — Elements of Compensation — Long Term Equity Incentive Awards” for more information.

On January 1, 2011, in connection with his added responsibilities as President of MBS Dev, Mr. Bent was granted, pursuant to the Company’s LTIP, 6,000 restricted stock units which vest over four years based on USSC’s sales of products to customers utilizing the software solutions implemented by MBS Dev, a wholly owned subsidiary of USSC, after its acquisition by USSC, and 4,000 shares of restricted stock which vest over three years. See “— Compensation Discussion and Analysis — Elements of Compensation — Long Term Equity Incentive Awards” for more information.

Pursuant to Mr. Gochnauer’s transition agreement dated April 11, 2011, his outstanding restricted stock and restricted stock unit award agreements were amended to provide for continued vesting after retirement and his outstanding stock option awards were amended to extend the exercise period from one to three years after his retirement. See “— Compensation Discussion and Analysis — Elements of Compensation — Long Term Equity Incentive Awards” for more information.

Outstanding Equity Awards at December 31, 2011

	Option Awards				Stock Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number Of Unearned Shares, Units or Other Rights That Have Not Vested (2)(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3)($)
P. Cody Phipps	8/18/2003	64,000	20.00	8/18/2013	—	—
	9/1/2004	46,000	20.69	9/1/2014	—	—
	9/1/2005	40,566	23.30	9/1/2015	—	—
	9/1/2006	52,186	22.99	9/1/2016	—	—
	9/1/2007	35,588	29.51	9/1/2017	—	—
	1/1/2009	—	—	—	5,734	186,699
	9/1/2009	—	—	—	4,290	139,682
	3/1/2010	—	—	—	4,922	160,260
	9/1/2010	—	—	—	9,152	297,989
	3/1/2011	—	—	—	15,834	515,555
	8/19/2011	—	—	—	100,000	3,256,000

Fareed A. Khan	9/1/2011	—	—	—	11,254	366,430

Stephen A. Schultz	9/1/2007	17,494	29.51	9/1/2017	—	—
	1/1/2009	—	—	—	2,822	91,884
	9/1/2009	—	—	—	3,416	111,225
	3/1/2010	—	—	—	3,919	127,603
	9/1/2010	—	—	—	6,518	212,226
	3/1/2011	—	—	—	6,786	220,952
	3/17/2011	—	—	—	4,000	130,240

S. David Bent	9/1/2007	18,398	29.51	9/1/2017	—	—
	1/1/2009	—	—	—	2,734	89,019
	9/1/2009	—	—	—	1,984	64,599
	3/1/2010	—	—	—	2,276	74,107
	9/1/2010	—	—	—	4,160	134,450
	1/1/2011	—	—	—	10,000	325,600
	3/1/2011	—	—	—	4,916	160,065

Todd A. Shelton	9/1/2004	14,000	20.69	9/1/2014	—	—
	9/1/2005	15,582	23.30	9/1/2015	—	—
	9/1/2006	20,992	22.99	9/1/2016	—	—
	9/1/2007	9,568	29.51	9/1/2017	—	—
	1/1/2009	—	—	—	1,912	62,255
	9/1/2009	—	—	—	2,020	65,771
	3/1/2010	—	—	—	2,318	75,474
	9/1/2010	—	—	—	4,022	130,956
	3/1/2011	—	—	—	6,332	206,170

Richard W. Gochnauer	9/1/2005	113,236	23.30	9/1/2015	—	—
	9/1/2007	119,130	29.51	9/1/2017	—	—
	1/1/2009	—	—	—	19,260	627,106
	9/1/2009	—	—	—	14,692	478,372
	3/1/2010	—	—	—	16,855	548,799
	9/1/2010	—	—	—	29,119	948,115

Victoria J. Reich	7/24/2007	100,000	33.09	7/24/2017	—	—
	1/1/2009	—	—	—	4,928	160,456
	9/1/2009	—	—	—	3,674	119,625
	3/1/2010	—	—	—	4,214	137,208
	9/1/2010	—	—	—	7,211	234,790

(1)	Holders of shares of restricted stock are entitled to vote such shares and to receive dividends, if declared. No dividends will be issued on outstanding restricted stock granted after May 31, 2011.

(2)	Restricted stock granted pursuant to the Company’s LTIP on January 1, 2009 and September 1, 2011, 2010 and 2009 vest in three substantially equal annual increments, except that if the aggregate diluted earnings per share for the four quarters preceding a vesting date do not exceed $0.50 (except in Mr. Khan’s grant which is based on diluted earnings per share of $1.00), the stock award scheduled to vest on that date will be forfeited.

RSUs granted pursuant to the Company’s LTIP on March 1, 2011 and 2010 vest in three annual increments on each March 1st and December 31st, respectively, to the extent the Company achieves its cumulative economic profit goal for the period ending on such date each year. Participants may earn a threshold of zero to a maximum of 150% of their target equity incentive award over the three-year period.

On August 19, 2011, in connection with his promotion to Chief Executive Officer, Mr. Phipps was granted 100,000 restricted stock units pursuant to the Company’s LTIP, up to 60,000 of which vest on June 30, 2016 based on the average annual earnings per share of the Company during the five-year period commencing on July 1, 2011, and up to 40,000 of which vest on December 31, 2015 to the extent earned during the four-year period commencing on January 1, 2012 based on the highest annual return on invested capital of the Company for any calendar year during such period.

The restricted stock award granted to Mr. Khan on September 1, 2011 pursuant to the Company’s LTIP, in connection with his offer of employment, will vest in full on September 1, 2014, except that if the aggregate diluted earnings per share for the four calendar quarters immediately preceding the vesting date do not exceed $1.00, the stock award will be forfeited. See “— Compensation Discussion and Analysis — Elements of Compensation — Long Term Equity Incentive Awards” for more information.

On March 17, 2011, Mr. Schultz was granted 4,000 restricted stock units pursuant to the Company’s LTIP, which vest over four years based on the performance of ORS Nasco.

On January 1, 2011, in connection with his added responsibilities as President of MBS Dev, Mr. Bent was granted, pursuant to the Company’s LTIP, 6,000 restricted stock units which vest over four years based on USSC’s sales of products to customers utilizing the software solutions implemented by MBS Dev, a wholly owned subsidiary of USSC, after its acquisition by USSC, and 4,000 shares of restricted stock which vest over three years.

Pursuant to Mr. Gochnauer’s transition agreement dated April 11, 2011, his outstanding restricted stock and restricted stock unit award agreements were amended to provide for continued vesting after retirement and his outstanding stock option awards were amended to extend the exercise period from one to three years after the his retirement.

(3)	The market value of restricted stock and RSU awards is equal to the number of shares awarded multiplied by the closing market price of the Company’s Common Stock on December 30, 2011, which was $32.56.

Option Exercises and Stock Vested in 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
P. Cody Phipps	—	—	37,712	1,217,276
Fareed A. Khan	—	—	—	—
Stephen A. Schultz	—	—	27,119	878,969
S. David Bent	—	—	17,822	575,299
Todd A. Shelton	—	—	16,889	546,675
Richard W. Gochnauer	216,058	1,989,320	111,510	3,596,015
Victoria J. Reich	28,954	197,756	31,237	1,008,273

(1)	The value realized is equal to the difference between the option exercise prices and the Company’s Common Stock price on the date of exercise multiplied by the number of options exercised.

(2)	The value realized under stock awards is equal to the Company’s Common Stock price on the date the shares vested multiplied by the number of shares.

Retirement Benefits

The Company maintains the following two programs to provide retirement benefits to eligible employees, including executive officers:

•

The United Stationers 401(k) Savings Plan (Plan) is a defined contribution plan qualified under sections 401(a) and 401(k) of the Code. Eligible employees may elect to contribute pretax amounts up to 25% of their eligible compensation (generally, base pay), limited to the cap under the Code on pretax deferrals. In addition, participants may make after-tax contributions ranging from 1% to 10% of eligible compensation, whereby the total pretax and after-tax contribution may not exceed 35% of eligible compensation. The Plan provides for a discretionary matching contribution by the Company. Historically, employee contributions that qualify for matching contributions by the Company have been limited to 6% of annual compensation. Qualifying contributions by associates during 2011 were matched by the Company at a rate of 50%. The Plan also provides for discretionary profit-sharing contributions on behalf of each eligible participant. A discretionary matching contribution was made in 2011 for those exempt associates actively employed by the Company as of December 31, 2010 and who participated in the Plan during 2010. The amount of the discretionary matching contribution was equal to 25% of the associates’ qualifying contributions in 2010, raising the total matching contributions to 50% of the associates’ qualifying contributions in 2010.

•

The Company maintains a “frozen” noncontributory pension plan (the “Pension Plan”) covering over 50% of its employees, including all of the named executive officers other than Messrs. Shelton and Khan. The Pension Plan provides an annual benefit at age 65 equal to 1% of an employee’s career-average annual compensation (generally, base salary, commissions and bonus), multiplied by the number of years of credited service up to a maximum of 40 years, provided that no additional service credits may be earned after March 1, 2009. However, an employee’s annual compensation for each year of service prior to September 1989 is deemed to be the compensation earned by such employee during the 12 months ending on August 31, 1989. The Code limits the amount of annual compensation that is considered in calculating an employee’s benefits, which is adjusted annually for inflation. An employee’s pension rights fully vest after five years of service. These benefits are in addition to normal Social Security retirement benefits. Alternative benefit options of early retirement, joint and survivor annuity and disability are also available. Participants may select early retirement payments if the participant has obtained the age of 55 and completed 10 years of service. Early retirement benefits are actuarially reduced for early commencement using a 7.5% annual interest rate and the Unisex Pension 1984 Mortality Table set forward one year. The normal retirement age under the Pension Plan is 65. No employee first hired by the Company after December 31, 2007 is eligible to participate in the Pension Plan. As of March 1, 2009, the Company stopped providing additional service benefits to participants under the Pension Plan.

Pension Benefits in 2011

The table below shows the annual retirement benefits that are estimated to be payable at normal retirement (age 65) under the Pension Plan to the named executive officers. The benefits for the named executive officers are calculated on the basis of estimated years of service at retirement age and current levels of compensation.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
P. Cody Phipps	Tax-qualified plan	5.5	68,621	—

Fareed A. Khan(2)	—	—	—	—
Stephen A. Schultz	Tax-qualified plan	6.3	50,848	—

S. David Bent	Tax-qualified plan	5.8	75,539	—

Todd A. Shelton(2)	—	—	—	—
Richard W. Gochnauer(3)	Tax-qualified plan	6.6	151,856	—
	Non-qualified plan	5.0	80,096	—

	Total		231,952

Victoria J. Reich(3)	Non-qualified plan	5.0	71,657	—

(1)	The calculation of the present value of accumulated benefit assumes a discount rate of 5.00%. In addition, the benefits were assumed to be paid as a lump sum at age 65, which is the earliest time a participant may retire under the plan without any benefit reduction due to age. The assumed lump sum interest rate was 5.5%. Additional information about the Company’s pension plan and assumptions may be found in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in Note 12, “Pension Plans and Defined Contribution Plan”, in the Company’s 2011 Annual Report on Form 10-K.

(2)	Messrs. Khan and Shelton are not eligible for participation in the Pension Plan.

(3)	Pursuant to their Executive Employment Agreements with the Company, Mr. Gochnauer, and Ms. Reich are entitled to a non-qualified retirement benefit equal to the additional pension benefit for five years of additional age and service credits. Such credits are calculated for each executive based on the annual service credit and the executive’s eligible compensation under the Pension Plan as of, or during the five years immediately preceding, the executive’s hire date. Mr. Gochnauer’s pension amounts reflect service up to this retirement on May 31, 2011. In addition, Ms. Reich voluntarily terminated her employment on January 2, 2012.

Non-qualified Deferred Compensation in 2011

The United Stationers Supply Co. Deferred Compensation Plan (the “Deferred Compensation Plan”) is a non-qualified deferred compensation plan that provides named executive officers, other executive officers and certain other employees the opportunity to defer salary and annual incentive payments under the MIP. Each participant may elect to defer any percentage of future compensation, consisting of base salary and/or bonus. The elections must be made on or before December 31 of the year prior to the year in which the participant will earn the compensation. Deferred amounts may be invested in any one or all of 23 mutual funds administered by Fidelity Investments. Participants may change their investment election at any time. Earnings on deferred compensation are determined based on the performance of the mutual fund selected by the participant. The mutual funds offered currently include one money market fund, one bond fund, 13 blended funds, and eight stock funds. Investment elections may be changed daily. Distribution of deferred amounts will be made in cash. Payment options include a lump sum or a series of periodic installments (monthly, quarterly, semi-annually, annually) that may be paid over a period of time not to exceed ten years. Payment to certain employees, payable by reason of a separation from service, may not be made until six months after separation. The Deferred Compensation Plan is subject to forfeiture in the event of bankruptcy.

The following table sets forth certain information regarding non-qualified deferred compensation of the named executive officers:

Name(1)	Executive Contributions in Last Fiscal Year(2) ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Earnings in Last Fiscal Year (3) ($)	Aggregate Balance at Last Fiscal Year-End(4) ($)
Stephen A. Schultz	83,163	—	—	(10,450)	324,163
S. David Bent	78,814	—	—	(33,157)	551,179
Todd A. Shelton	31,198	—	—	(4,398)	354,191

(1)	Messrs. Phipps, Khan and Gochnauer and Ms. Reich did not participate in the Non-qualified Deferred Compensation Plan.

(2)	Mr. Schultz deferred $16,409 of his 2011 base salary.

(3)	The Fidelity mutual funds selected by Messrs. Schultz, Bent and Shelton incurred losses of $10,450, or 2.3%, $33,157, or 5.1%, and $4,398, or 0.9%, respectively.

(4)	The following aggregate amounts have been included in the “Summary Compensation Table” above (as 2009, 2010 and/or 2011) or in previous years for each named executive officer: Mr. Schultz — $116,711 and Mr. Shelton — $40,228.

Employment Contracts and Employment Termination and Change of Control Arrangements

Transition Agreements

The Company entered into a transition agreement on April 11, 2011 with Mr. Gochnauer in connection with his retirement from employment, including the position of Chief Executive Officer of the Company, effective May 31, 2011. Pursuant to this agreement, Mr. Gochnauer agreed to provide transition support prior to and after his retirement from the Company and to extend the period of his post-employment non-competition and other restrictive covenants from 24 to 36 months. In consideration for such agreements, the Company agreed to amend Mr. Gochnauer’s outstanding option awards to extend the exercise period from one to three years after retirement and to amend his restricted stock and restricted stock unit award agreements to provide for continued vesting to the extent they are earned without regard to his retirement.

The Company and Ms. Reich entered into an agreement on August 12, 2011 whereby Ms. Reich agreed to transition from full- to part-time employment effective August 16, 2011, to retire effective January 2, 2012 and to provide continuing transition support to the Company after her retirement. During the period of Ms. Reich’s part-time employment, the Company agreed to pay her a base salary of $7,500 per month and continue her eligibility to receive her annual MIP incentive and other benefits and to exercise and vest her outstanding equity awards.

CEO Employment Agreement

The Company and USSC have entered into an Executive Employment Agreement with Mr. Phipps, which was amended and restated as of May 11, 2011 (the “CEO Agreement”). Under the CEO Agreement, Mr. Phipps is employed to serve as the Company’s President and Chief Executive Officer.

General Terms — The CEO Agreement establishes Mr. Phipps’ annual salary as of May 11, 2011 and provides for Mr. Phipps’ participation in all stock option, incentive, savings and retirement plans, welfare benefit plans and programs, executive fringe benefits and perquisites programs, and other benefit practices, policies and programs generally available to the Company’s other senior executives.

Post-Termination Payments and Benefits — If Mr. Phipps’ employment is terminated during the employment term by the Company without Cause or by Mr. Phipps for Good Reason (as such capitalized terms are defined below),

Mr. Phipps will be entitled to receive all accrued benefits, including any earned but unpaid salary and any accrued but unpaid incentive awards for the prior year and, subject to execution and non-rescission of a release of claims against the Company: (a) an amount equal to two times his then existing base salary payable over 24 months following termination (or three times his base salary generally payable in a lump sum within 90 days following the date of termination in the event such termination occurs within two years of a Change of Control (as such term is defined below)), except that in either case any amounts in excess of the amount that would cause the payments to constitute deferred compensation under Code Section 409A shall be paid in a lump sum on the first regular payroll date of the Company to occur following the date that is six months after the termination date; (b) an amount equal to two times his actual incentive compensation award for the year in which termination occurs payable at such time as the incentive award would otherwise be paid (or three times his target incentive compensation award for such year generally payable in a lump sum within 90 days following the date of termination in the event such termination occurs within two years of a Change of Control); (c) a pro rata portion of his actual incentive compensation award for the year in which termination occurs payable at such time as the incentive award would otherwise be paid (or, in the event such termination occurs within two years of a Change of Control, his target incentive compensation award for the year in which termination occurs payable in a lump sum within 90 days following the date of termination); (d) continued medical and/or dental insurance coverage until the earlier of 24 months from the date of termination (or three years in the event such termination occurs within two years of a Change of Control) or the date he receives substantially equivalent coverage from a subsequent employer; (e) a lump sum payment equal to the amount the Company would otherwise expend for 24 months’ life and disability coverage for him (or three years’ coverage in the event such termination occurs within two years of a Change of Control); and (f) career transition assistance services until December 31 of the year after the year when the termination occurs in an amount not to exceed ten percent of Mr. Phipps’ then existing base salary. Mr. Phipps cannot receive cash in lieu of these services. In the event of termination within two years of a Change of Control, Mr. Phipps also will be entitled to: (A) continued vesting of equity awards if permitted under the Company’s LTIP or Prior Equity Plan (as defined below) and provided for in his equity award agreement; (B) a lump sum cash payment equal to the additional pension benefit value that would be payable to Mr. Phipps if he had three additional years of age and service credits; and (C) reimbursement for reasonable attorneys’ fees incurred in conjunction with any disputes regarding the benefits provided for under the agreement in which he prevails in any material respect. In addition, the CEO Agreement prohibits Mr. Phipps from competing against the Company or soliciting any of the Company’s customers or employees for a period of two years following his employment termination.

Definitions — As a result of the most recent amendments to the Executive Employment Agreements signed by the named executive officers, the definitions in these Agreements are now the same except for a slight variation in the definition of “Good Reason” in the CEO Agreement and minor variations in the definitions of “Cause,” “Good Reason,” and “Change of Control” in Mr. Gochnauer’s Agreement, which are no longer applicable due to his retirement. Subject to these exceptions, when used in connection with a named executive officer’s rights under his or her employment agreement, the terms “Cause,” “Good Reason,” and “Change of Control” have the following definitions:

•

“Cause” means (i) conviction of, or plea of no contest to, a felony; (ii) theft or embezzlement from the Company; (iii) illegal use of drugs; (iv) material breach of the employment agreement; (v) gross negligence or willful misconduct in the performance of the executive’s duties; (vi) breach of any fiduciary duty owed to the Company; or (vii) the executive’s willful refusal to perform the assigned duties for which the executive is qualified as directed by his or her supervisor or by the Board. Generally, in the case of an event constituting Cause that is curable by the executive, the executive must fail to cure the event within thirty days after receipt of notice of the event from the Company.

•

“Good Reason” means (i) any material breach by the Company of the executive’s employment agreement without the executive’s written consent; (ii) in the case of the CEO Agreement, without the executive’s written consent, any change in the executive’s title or position as CEO reporting directly to the Board; or (iii) without the executive’s written consent, a material reduction in the executive’s base salary, or the relocation of the executive’s principal place of employment more than fifty (50) miles from its location on the date of the employment agreement.

•

“Change of Control” is generally defined to mean (i) acquisition by a person or group of beneficial ownership of 30% or more of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; (ii) at any time during a period of two consecutive years, the individuals who at the beginning of such period constituted the Board cease for any reason to constitute more than 50% of the Board unless the new directors were approved by a vote of more than 50% of the Directors then comprising the incumbent Board; (iii) consummation of a merger, consolidation or reorganization or approval by the Company’s stockholders of a liquidation or dissolution of the Company or the occurrence of a liquidation or dissolution of the Company, unless, following such business combination, the Company’s stockholders continue to hold more than 50% of the voting power of the successor entity or other conditions are satisfied; and (iv) approval by the Company’s stockholders of an agreement for the assignment, sale, conveyance, transfer, lease or other disposition of all or substantially all of the assets of the Company to any Person.

Other Named Executive Officer Agreements

General Terms — The Company and USSC have entered into Executive Employment Agreements with Messrs. Bent, Gochnauer, Khan, Schultz and Shelton and Ms. Reich, each of which was last amended and restated as of December 31, 2010, except for Mr. Gochnauer’s and Ms. Reich’s employment agreements which were amended and restated as of December 31, 2008 and Mr. Khan’s which was entered into effective June 10, 2011. Each of these employment agreements establishes the executive’s annual salary as of its effective date and provides that the Board shall review the executive’s base salary from time to time and may, at the Board’s discretion, increase the base salary. Each of these employment agreements further provides for the executive’s participation in all stock option, equity award, incentive, savings and retirement plans, welfare benefit plans and programs, executive fringe benefits and perquisites programs, and other benefit practices, policies and programs generally available to the Company’s other executives at the same grade level. In addition to their participation in USSC’s qualified pension plan, the benefits under which have been frozen effective March 1, 2009, Mr. Gochnauer’s and Ms. Reich’s employment agreements entitle each of them to a non-qualified retirement benefit equal to the additional pension benefit from five years of additional age and service credits.

Pursuant to Ms. Reich’s employment agreement, she was granted 15,000 shares of restricted stock as of her hire date, which restricted shares vested on June 11, 2010. Under her employment agreement, Ms. Reich was also granted 100,000 non-qualified options to purchase shares of the Company’s Common Stock at an exercise price of $33.08. The options became exercisable in three substantially equal annual installments, beginning on July 24, 2008.

Post-Termination Payments and Benefits — Under the Executive Employment Agreements with Messrs. Bent, Khan, Schultz and Shelton, if the executive’s employment is terminated during the employment term by the Company without “Cause” (as defined above), or, by the executive for “Good Reason” (as defined above), the executive will be entitled to receive all accrued benefits, including any earned but unpaid salary and any accrued but unpaid incentive awards for the prior year and, subject to execution and non-rescission of a release of claims against the Company: (a) an amount equal to one and one-half times his then existing base salary payable over 18 months following termination (or two times his base salary generally payable in a lump sum within 90 days following the date of termination in the event such termination occurs within two years of a Change of Control (as defined above)), except that in either case any amounts in excess of the amount that would cause the payments to constitute deferred compensation under Code Section 409A shall be paid in a lump sum on the first regular payroll date of the Company to occur following the date that is six months after the termination date; (b) an amount equal to one and one-half times his actual incentive compensation award for the year in which termination occurs payable at such time as the incentive award would otherwise be paid (or two times his target incentive compensation award for such year generally payable in a lump sum within 90 days following the date of termination in the event such termination occurs within two years of a Change of Control); (c) a pro rata portion of his actual incentive compensation award for the year in which termination occurs payable at such time as the incentive award would otherwise be paid (or, in the event such termination occurs within two years of a Change of Control, his target incentive compensation award for the year in which termination occurs payable in a lump sum within 90 days following the date of termination); (d) continued medical and/or dental insurance coverage until the earlier of 18 months from the date of termination (or two years in the event such termination occurs within two years of a Change of Control) or the date he receives substantially equivalent coverage from a subsequent employer; (e) a lump sum payment equal to the amount the Company would otherwise expend for 18 months’ life and disability coverage for the executives (or two years’ coverage in the event such termination occurs within two years of a Change of Control); and (f) career transition assistance services until December 31 of the year after the year when the termination occurs in an amount not to exceed ten percent of the executive’s then existing base salary. The executive cannot receive cash in lieu of these services. In the event of termination within two years of a Change of Control, such executive also will be entitled to: (A) continued vesting of equity awards if permitted under the Company’s LTIP or Prior Equity Plan (as defined below) and provided for in his equity award agreement; (B) a lump sum cash payment equal to the additional pension benefit value that would be payable to the executive if he had two additional years of age and service credits; and (C) reimbursement for reasonable attorneys’ fees incurred in conjunction with any disputes regarding the benefits provided for under the agreement in which the executive prevails in any material respect.

The Executive Employment Agreements with Messrs. Bent, Khan, Gochnauer, Schultz and Shelton and Ms. Reich prohibit the executive from competing against the Company or soliciting any of the Company’s customers or employees for a period of 18 months (extended to three years under the transition agreement with Mr. Gochnauer) following his/her employment termination.

Change of Control Terms under the Long-Term Incentive Plan

The LTIP, which was adopted by the Company and approved by stockholders in 2011, permits the Human Resources Committee to grant different types of awards, including options, stock appreciation rights, full value awards (including restricted stock) and cash incentive awards. The named executive officers have received grants of various awards under the LTIP. Vesting of equity awards under the LTIP will accelerate under certain circumstances related to a Change of Control and the termination of the named executive officer’s employment either by the Company without “Cause” (as defined in the LTIP) or by the executive for Good Reason (as defined in the LTIP). The definition of “Change of Control” under the LTIP is similar to the definition of the same term described under “— CEO Employment Agreement,” above.

Under the LTIP, in the event of a Change of Control the “Affected Portion” of all outstanding awards held by each named executive officer will become vested. See “Approval of Amended and Restated 2004 Long-Term Incentive Plan — Change of Control” for a detailed description of the “Affected Portion.” In addition, if a named executive officer’s employment is terminated by the named executive officer for “Good Reason”, as defined in the LTIP, or by the Company without Cause, as defined in the LTIP, during the two-year period following a Change of Control, all awards granted prior to the Change of Control that have not vested prior to the named executive officer’s date of termination will become immediately vested as of such date.

With respect to awards granted pursuant to the LTIP prior to approval of the amendments to the LTIP submitted to Company stockholders at the 2011 annual meeting, if (i) a named executive officer’s employment is terminated during an Anticipated Change of Control by the executive for Good Reason or by the Company without Cause and (ii) within two years of the named executive officer’s termination a Change of Control occurs, then all outstanding awards held by the named executive officer on the date of termination will become vested as of the date of the Change of Control. An Anticipated Change of Control is generally defined under the LTIP as the Company entering into an agreement that would result in a Change of Control or any person publicly announcing an intention to take or consider taking actions the consummation of which would constitute a Change of Control.

Change of Control Terms under the Prior Equity Plan

Mr. Phipps has options to acquire shares of the Company’s Common Stock that were granted prior to the effective date of the LTIP. These options are eligible for accelerated vesting in connection with a Change of Control of the Company, as defined in the United Stationers Inc. 2000 Management Equity Plan, as amended and restated as of July 31, 2002 (collectively, the “Prior Equity Plan”). One-half of the shares covered by a participant’s options that are outstanding, but not yet exercisable, immediately prior to a Change of Control generally become exercisable immediately as of the date of such a Change of Control, provided that the participant’s employment did not terminate prior to such Change of Control date. In addition, if a participant’s employment is terminated by the Company or any of its subsidiaries without “Cause” or by the participant in circumstances constituting “Good Reason” (as such terms are defined in the Prior Equity Plan) after the date of the Change of Control but within one year thereafter, any options granted before the date of the Change of Control that are not then fully vested will become fully vested and immediately exercisable as of such employment termination date.

The Prior Equity Plan also provides that, in specified situations in which (1) a participant’s termination of employment by the Company or any of its subsidiaries without Cause or by the participant for Good Reason occurs during an “Anticipated Change of Control” (as defined), and (2) a Change of Control occurs within one year after such employment termination, the participant’s options outstanding and unvested as of the employment termination date will become fully vested and exercisable.

The definitions of “Cause,” “Good Reason,” “Change of Control” and “Anticipated Change of Control” under the Prior Equity Plan are similar to the definitions under the Executive Employment Agreements described above.

Change of Control Terms under the Management Incentive Plan

The MIP provides that if the plan terminates upon or after a Change of Control (as defined in the MIP) during the plan year in which the Change of Control occurs, participants will be entitled to their target incentive award for such plan year. The definition of Change of Control in the MIP is similar to the definition under the LTIP.

Potential Post-Employment Payments

As described above in the summaries of the employment agreements, our executive officers are eligible to receive benefits in the event their employment is terminated (1) by the Company without Cause, (2) in certain circumstances following a Change of Control or (3) by the executive in the event he or she resigns for Good Reason. The amount of benefits will vary based on the reason for the termination.

The following sections present calculations as of December 31, 2011 of the estimated benefits our executive officers would have received had a triggering event occurred as of that date under the amended and restated Executive Employment Agreements. Although the calculations are intended to provide reasonable estimates of the potential benefits, they are based on numerous assumptions and may not represent the actual amount an executive would receive if a triggering event were to occur.

In addition to the amounts disclosed in the following sections, each executive officer would retain the amounts which he or she has earned or accrued over the course of his or her employment prior to the termination event, such as the executive’s balances under our deferred compensation plans, accrued retirement benefits and previously vested stock options (“Accrued Benefits”). For further information about previously earned and accrued amounts, see “Executive Compensation — Summary Compensation Table”, “Executive Compensation — Outstanding Equity Awards at December 31, 2011”, “Executive Compensation — Option Exercises and Stock Vested Table”, “Executive Compensation — Pension Benefits in 2011”, and “Executive Compensation  — Non-Qualified Deferred Compensation in 2011”.

Severance Benefits

If the employment of Messrs. Bent, Khan, Phipps, Schultz or Shelton is terminated by the Company for any reason other than Cause or the executive’s permanent disability (as defined in the Company’s Board-approved disability plan or policy as in effect from time to time) and other than within two years following a Change of Control, and if the executive’s employment is terminated by the executive for Good Reason, then he will be entitled to receive benefits pursuant to the executive’s Executive Employment Agreement described above.

Severance-related benefits are provided only if the executive executes and does not rescind the Company’s then current standard release agreement as a condition to receiving any of the payments and benefits.

The following table presents the estimated separation benefits the Company would have been required to pay to each named executive officer if his employment had been terminated as aforesaid as of December 31, 2011.

Estimated Severance Pay

	Cash Compensation		Benefits	Other
Name(1)	Salary ($)	Incentive Compensation(2) ($)	Health and Welfare Benefits ($)	Outplacement ($)	Total ($)
P. Cody Phipps	1,500,000	1,406,649	33,029	75,000	3,014,678
Fareed A. Khan	660,000	220,733	17,734	44,000	942,467
Stephen A. Schultz	650,250	478,793	16,008	43,350	1,188,401
S. David Bent	521,700	297,575	20,741	34,780	874,796
Todd A. Shelton	613,500	454,933	21,823	40,900	1,131,156

(1)	Mr. Gochnauer and Ms. Reich are not included in the table as their employment was terminated on May 31, 2011 and January 2, 2012, respectively.

(2)	The amounts shown represent 2.5x the annual cash incentives earned based on 2011 performance, except for Mr. Phipps who would receive 3x his 2011 cash incentive. These amounts are based on the MIP pursuant to the Company’s LTIP: see “— Compensation Discussion and Analysis — Elements of Compensation — Annual Incentive Awards: 2011 Annual Cash Incentive Awards.” The amount used for Mr. Khan was pro-rated to reflect his months of service during 2011.

Retirement, Disability and Death

If employment is terminated as a result of the executive’s death, disability, or retirement, then the executive shall be entitled to (i) his/her Accrued Benefits, (ii) any benefits that may be payable to the executive under any applicable Board-approved disability, life insurance or retirement plan or policy in accordance with the terms of such plan or policy, and (iii) a lump sum payment in an amount equal to the pro-rata target incentive compensation award for the calendar year during which the termination date occurs by reason of the executive’s death or disability, or a lump sum payment in an amount equal to the pro-rata actual incentive compensation award for the calendar year during which the termination date occurs by reason of the executive’s retirement.

Potential Change of Control Payments

Under the Company’s LTIP and the Company’s Prior Equity Plan, 50% of each named executive officer’s unvested equity awards automatically vest following a Change of Control, unless the award recipient’s employment is terminated after the Change of Control, in which case 100% of the recipient’s unvested equity awards automatically vest. If the executive’s date of termination occurs during an Anticipated Change of Control and a Change of Control then occurs within two years following his or her date of termination, the number of restricted shares that were forfeited on the date of termination will be granted to him or her on a fully vested basis as of the date of the Change of Control and the option shares, including options that may have expired on or after the date of termination and prior to the Change of Control, will be fully vested and exercisable on the date of Change of Control.

If the employment of a named executive officer is terminated after a Change of Control, the executive will be entitled to the benefits described above pursuant to his or her Executive Employment Agreement. Both the vesting of equity awards and the receipt of the benefits described above assume the executive’s employment is terminated either (i) by the Company for any reason other than Cause or disability or (ii) by the executive for Good Reason.

Payments Triggered Upon a Change of Control

Upon a Change of Control, 50% of any outstanding unvested equity awards would vest. For each named executive officer who remains employed on the date of this Proxy Statement, the following table shows the value of unvested equity awards that would vest if a Change of Control had occurred on December 31, 2011, based on the closing price of the Company’s Common Stock on December 30, 2011, which was $32.56.

Vesting of Unvested Equity Awards(1)	Restricted Stock/Units in $’s
P. Cody Phipps	2,288,349
Fareed A. Khan	183,215
Stephen A. Schultz	447,065
S. David Bent	423,920
Todd A. Shelton	270,313
Richard W. Gochnauer	1,301,196

(1)	Ms. Reich’s unvested outstanding equity awards were forfeited upon employment termination on January 2, 2012.

Payments Triggered Upon a Termination Following a Change of Control

The following table assumes that each executive is terminated after a Change of Control for reasons other than for Cause, retirement, disability or death. These values are estimated as of December 31, 2011.

	Cash Compensation		Benefits
Name	Salary(1) ($)	Incentive Compensation ($)	Health and Welfare Benefits ($)	Pension ($)	Outplacement ($)	Vesting of Unvested Equity ($)	Total ($)
P. Cody Phipps	2,250,000	2,726,067	49,544	79,973	75,000	4,576,698	9,757,282
Fareed A. Khan	880,000	385,000	23,646	—	44,000	366,430	1,699,076
Stephen A. Schultz	598,215	835,104	21,343	56,315	43,350	894,130	2,448,457
S. David Bent	423,794	519,025	27,655	83,749	34,780	847,840	1,936,843
Todd A. Shelton	385,827	793,488	29,098	—	40,900	540,626	1,789,939

(1)	Pursuant to their employment agreements, the salary column for Messrs. Schultz, Bent, and Shelton reflects a reduction of $268,785, $271,806 and $432,173, respectively, which results in eliminating any excise tax and a greater net after-tax payment to the executive.

DIRECTOR COMPENSATION

General

During 2011, the Governance Committee of the Company’s Board of Directors undertook one of its periodic reviews of the compensation paid to the Company’s non-employee Directors. The Governance Committee evaluated the current and recent historical cash, equity and total compensation paid by the Company to its non-employee Directors in light of benchmark data from a comparator group of companies (consistent with that used by the Human Resources Committee in its management compensation reviews) and established a total target compensation level based on the benchmark data. As a result of this review, no adjustments were made to the cash and equity compensation payable to the Company’s non-employee Directors in 2011. The following table summarizes the total compensation paid to the Company’s non-employee Directors for 2011:

Retainer	$60,000
Board Attendance Fees
• In person	$4,000 per meeting
• By teleconference	$1,000 per meeting
Committee Attendance Fees
• In connection with a Board meeting or by teleconference
- Audit Committee Chair	$2,500 per meeting
- Other Committee Chairs	$2,000 per meeting
- Other non-employee Directors	$500 per meeting
• Not in connection with a Board meeting
- Audit Committee Chair	$2,500 per meeting
- Other Committee Chairs	$2,000 per meeting
- Other non-employee Directors	$1,000 per meeting
2011 Restricted Stock Unit Grant(1)
• Chairman of the Board	3,858 restricted stock units
• All other non-employee Directors(2)	3,536 restricted stock units

(1)	The restricted stock unit grant to the Chairman of the Board on September 1, 2011 was for the number of shares having an economic value of $120,000 based on the closing price of the Company’s Common Stock on September 1, 2011, which was $27.22 per share. The restricted stock unit grant to the other non-employee Directors on September 1, 2011 was for the number of shares having an economic value of $110,000 based on the closing price of the Company’s Common Stock on September 1, 2011, which was $27.22. The economic value in each case was converted into the number of shares issuable in the manner described in “Compensation Discussion and Analysis — 2011 Long Term Incentive Equity Awards.” The restricted stock units vest in substantially equal installments over three years.

(2)	The September 1, 2011 grant to Mr. Bass and Mr. Crovitz was in the form of restricted stock and was for the number of shares having an economic value of $110,000 based on the closing price of the Company’s Common Stock on September 1, 2011, which was $27.22. The economic value in each case was converted into the number of shares issuable in the manner described in “Compensation Discussion and Analysis — 2011 Long Term Incentive Equity Awards.” The restricted stock vests in substantially equal installments over three years.

Cash Compensation

As a result of the Governance Committee’s review of Director Compensation, no changes to meeting attendance fees were made in 2011. Board members also were reimbursed for reasonable travel and other business expenses incurred in connection with their attendance at Board and Committee meetings and other Company-requested functions and their performance of other responsibilities as Directors of the Company.

Deferred Compensation

Pursuant to the United Stationers Inc. Nonemployee Directors’ Deferred Stock Compensation Plan (the “Directors’ Deferred Compensation Plan”), non-employee Directors may defer receipt of 50% or more of their retainer and meeting fees. Deferred fees are credited quarterly to each participating Director in the form of stock units, based on the fair market value of the Company’s Common Stock on the quarterly deferral date. Deferred stock unit accounts are eligible for additional dividend equivalent credits, if the Company declares and pays any dividends on the Company’s Common Stock during the relevant period.

Each stock unit account generally is distributed and settled in whole shares of the Company’s Common Stock on a one-for-one basis, with a cash-out of any fractional stock unit interests, after the participant ceases to serve as a Company Director. Participants in the Directors’ Deferred Compensation Plan may elect to receive settlement of their stock unit accounts either by delivery of the aggregate whole shares in their respective accounts after the cessation of their service as Directors or in substantially equal installments over a period of not more than five years thereafter. If a participating Director dies before the distribution of his or her entire stock unit account, the balance remaining in the account becomes payable in cash in a lump sum to the Director’s designated beneficiary.

Equity Compensation

The economic value of equity compensation provided annually to Directors other than the Chairman of the Board, remained unchanged in 2011. Such economic value was $110,000 for each non-employee Director other than the Chairman of the Board whose annual equity compensation economic value was increased from $120,000 to $140,000. The Board approved the grant to each non-employee Director of restricted stock or restricted stock units (at the Director’s option) of the Company’s Common Stock, effective September 1, 2011. Each non-employee Director, with the exception of Messrs. Bass, Crovitz, Hegi and Taylor, received 3,536 restricted stock units. Mr. Bass received 3,536 shares of restricted stock. Messrs. Hegi and Crovitz received 3,858 restricted stock units and 4,504 shares of restricted stock, respectively, in consideration of their additional responsibilities as the Chairman of the Board prior to and after December 7, 2011. Mr. Taylor received a grant of 2,664 restricted stock units, which was a pro-rated equity grant reflecting his months of service prior to the next annual grant date. All restricted stock units vest in substantially equal installments over three years and will be settled upon the Director’s separation from service or in substantially equal installments over a period of not more than five years thereafter. All restricted stock vests in substantially equal annual installments over three years. The Company expects to make similar grants to its non-employee Directors on an annual basis.

2011 Director Compensation Table

In 2011, the Company provided the following annual compensation to Directors who are not employees. Mr. Phipps is an employee Director who receives no additional compensation for serving on the Board of Directors.

Name	Fees Earned or Paid in Cash(1) ($)	Dividends Earned on Deferred Stock Units and Outstanding Stock Awards(2) ($)	Stock Awards(3) ($)	Total ($)
Frederick B. Hegi, Jr.	108,500	27,842	120,000	256,342
Charles K. Crovitz	97,500	8,047	140,000	245,547
Robert B. Aiken, Jr.	87,000	1,669	110,000	198,669
William M. Bass	51,000	—	110,000	161,000
Jean S. Blackwell	95,000	17,560	110,000	222,560
Daniel J. Connors	94,000	8,170	110,000	212,170
Daniel J. Good	41,274	6,836	—	48,110
Roy W. Haley	108,500	8,968	110,000	227,468
Benson P. Shapiro	102,500	26,412	110,000	238,912
Stuart A. Taylor, II	4,032	—	82,500	86,532
Jonathan P. Ward	34,742	921	110,000	145,663
Alex D. Zoghlin	87,500	8,170	110,000	205,670

(1)	The following directors deferred 2011 cash compensation under the United Stationers Inc. Nonemployee Directors’ Deferred Stock Compensation Plan (as described above under “Director Compensation — Deferred Compensation”).

Name	2011 Cash Deferred ($)	Deferred Shares Added to Account (#)
Mr. Aiken	87,000	2,696
Ms. Blackwell	95,000	2,932

(2)	All directors deferred dividends in the form of stock units.

(3)	Amounts shown are based upon the grant date fair value of equity awards computed in accordance with ASC Topic 718. During 2011, each non-employee Director other than Messrs. Bass, Crovitz, Hegi and Taylor received a grant of 3,536 restricted stock units. Mr. Bass received 3,536 shares of restricted stock. Messrs. Crovitz and Hegi received grants of 4,504 shares of restricted stock and 3,858 restricted stock units, respectively, in consideration of their additional responsibilities as Chairman of the Board. Mr. Taylor received a pro-rated grant of 2,664 restricted stock units. The Directors’ outstanding stock options and restricted stock units granted as of December 31, 2011 are shown below. See “Director Compensation — Equity Compensation” for more information.

(4)	Messrs. Gochnauer and Good both retired from the Company’s Board of Directors on May 11, 2011.

Directors’ Outstanding Option and Stock Awards at December 31, 2011

	Aggregate Option Awards Outstanding (#)	Aggregate Stock Awards Outstanding (#)
Frederick B. Hegi, Jr.	67,068	20,972
Charles K. Crovitz	24,874	20,132
Robert B. Aiken, Jr.	—	3,565
William M. Bass	—	3,536
Jean S. Blackwell	7,676	19,193
Daniel J. Connors	—	17,643
Roy W. Haley	57,874	19,193
Benson P. Shapiro	45,874	19,193
Stuart A. Taylor, II	—	2,675
Jonathan P. Ward	—	3,565
Alex D. Zoghlin	—	17,643

EQUITY COMPENSATION PLAN INFORMATION

Overview

The following table provides information about the Company’s Common Stock that may be issued upon the exercise of stock options and the settlement of stock units outstanding under the Company’s equity compensation plans as of December 31, 2011:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders:
Amended and Restated 2004 Long-Term Incentive Plan	1,480,678	$25.76	3,857,096
2000 Management Equity Plan	159,600	$17.58	—
1992 Management Equity Plan	75,102	$17.12	—
Nonemployee Directors’ Deferred Compensation Plan	89,285	—	50,557
Equity compensation plans not approved by security holders	—	—	—

Total	1,804,665	$24.62	3,907,653

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Human Resources Committee of our Board of Directors. In addition, none of our executive officers serves as a member of the compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors.

VOTING SECURITIES AND PRINCIPAL HOLDERS

Security Ownership of Certain Beneficial Owners

The following table sets forth information as of the dates indicated with respect to the beneficial ownership of Common Stock by each person or group who is known by the Company to own beneficially more than five percent of its outstanding Common Stock.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class
FMR LLC, and various affiliated entities(1)	6,199,620	14.52%
82 Devonshire Street, Boston, MA 02109
Neuberger Berman Group, LLC and various affiliated entities(2)	5,278,753	12.37%
605 Third Avenue, 41st Floor, New York, NY 10158
Blackrock, Inc. and various affiliated entities(3)	3,193,661	7.48%
55 East 52nd Street, New York, NY 10055
Wellington Management Company, LLP(4)	2,471,266	5.79%
280 Congress Street, Boston, MA 02210
Vanguard Group, Inc. and various affiliated entities(5)	2,337,400	5.74%
100 Vanguard Blvd., Malvern, PA 19355

(1)	This information is based on a Schedule 13G Amendment filed with the SEC on February 14, 2012, reporting the shares of the Company’s Common Stock that FMR LLC (“FMR”) may be deemed to beneficially own, as of December 31, 2011, in its capacity as investment adviser. FMR reported that it may be deemed to have beneficial ownership of 6,199,620 shares. FMR has sole voting power with respect to 390 shares and sole dispositive power with respect to 6,199,620 beneficially owned shares. Fidelity Management & Research Company (“Fidelity Management”) and Fidelity Low-Priced Stock Fund (“Fidelity”) serve as investment advisors of FMR’s various investment funds. As such, Fidelity Management has beneficial ownership of 6,199,230 shares. Fidelity has beneficial ownership of 2,431,544 shares.

(2)	This information is based on a Schedule 13G Amendment filed with the SEC on February 14, 2012, reporting the shares of the Company’s Common Stock that may be deemed to be beneficially owned, as of December 31, 2011, by Neuberger Berman Group LLC (“Neuberger”) and various affiliated entities. Of the shares set forth above, Neuberger reported shared dispositive power with respect to 5,278,753 shares and shared voting power with respect to 4,733,908 shares. Neuberger Berman LLC (“Neuberger LLC”) and Neuberger Berman Management LLC. (“Neuberger Management”) serve as sub-advisor and investment manager, respectively, of Neuberger’s various investment funds. As such, Neuberger LLC has shared voting power with respect to 4,733,908 shares and shared dispositive power with respect to 5,278,753 shares. Neuberger Management has shared voting and shared dispositive power with respect to 4,614,631 shares. Neuberger Berman Equity Funds has shared voting power and shared dispositive power with respect to 4,172,441 shares. Many unrelated clients of Neuberger LLC have the sole right to receive and the power to direct the receipt of dividends or proceeds from the sale of such shares. Neuberger is the parent holding company that owns 100% of Neuberger LLC and Neuberger Management.

(3)	This information is based on a Schedule 13G Amendment filed with the SEC on February 10, 2012, reporting the shares of the Company’s Common Stock that may be deemed to be beneficially owned, as of December 31, 2011, by Blackrock, Inc. Blackrock, Inc. has sole voting and sole dispositive power with respect to all of the 3,193,661 shares reported as beneficially owned.

(4)	This information is based on a Schedule 13G filed with the SEC on February 14, 2012, reporting the shares of the Company’s Common Stock that Wellington Management Company, LLP (“WMC”) may be deemed to beneficially own, as of December 31, 2011, in its capacity as investment adviser. WMC reported that it may be deemed to have beneficial ownership of 2,471,266 shares. WMC has shared voting power with respect to 1,830,266 shares and shared dispositive power with respect to 2,471,266 beneficially owned shares. All such shares were reported to be owned of record by individual clients which have the sole right to receive and the power to direct the receipt of dividends or proceeds from the sale of such shares.

(5)	This information is based on a Schedule 13G Amendment filed with the SEC on February 9, 2012, reporting the shares of the Company’s Common Stock that may be deemed to be beneficially owned as of December 31, 2011, by the Vanguard Group, Inc. (“Vanguard”). Vanguard reported that it may be deemed to have beneficial ownership of 2,337,400 shares. Vanguard has sole voting power with respect to 62,138 shares and sole dispositive power with respect to 2,275,262 shares and shared dispositive power with respect to 62,138 shares. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of Vanguard, is the beneficial owner of 62,138 shares as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting of these shares.

Security Ownership of Management

To the Company’s knowledge, the following table reflects the beneficial ownership of the Company’s Common Stock as of March 19, 2012 by each Company Director, each named executive officer and all of the Company’s Directors and executive officers as a group. Unless otherwise indicated, each beneficial owner listed in the table holds sole voting and investment power over the shares listed as beneficially owned by him or her.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)(2)		Percent of Class
Frederick B. Hegi, Jr.	1,112,662	(3)(4)	2.6%
Robert B. Aiken, Jr.	10,708	(3)(5)	*
William M. Bass	3,536		*
Jean S. Blackwell	38,602	(3)	*
Daniel J. Connors	9,440		*
Charles K. Crovitz	40,339		*
Daniel J. Good	12,500	(2)	*
Roy W. Haley	75,265		*
Benson P. Shapiro	63,265	(3)	*
Stuart A. Taylor, II	—		*
Jonathan P. Ward	—		*
Alex D. Zoghlin	9,440		*
P. Cody Phipps	322,872		*
Stephen A. Schultz	74,399		*
Fareed A. Khan	15,983		*
S. David Bent	62,032		*
Todd A. Shelton	97,044		*
Richard W. Gochnauer	292,985	(6)	*
Victoria J. Reich	139,744		*
All current Directors and executive officers as a group (19 persons)	2,118,388		5.1%

*	Represents less than 1%

(1)	In accordance with applicable SEC beneficial ownership rules, includes shares of the Company’s Common Stock that may be acquired within 60 days after March 19, 2012 through the exercise of stock options, as follows: Mr. Hegi, 53,068 shares; Ms. Blackwell, 7,676 shares; Mr. Crovitz, 24,874 shares; Mr. Haley, 57,874 shares; Dr. Shapiro, 45,874 shares; Mr. Gochnauer, 232,366 shares; Ms. Reich, 100,000 shares; Mr. Phipps, 238,340 shares; Mr. Schultz, 17,494 shares; Mr. Shelton, 60,142 shares; Mr. Bent, 18,398 shares; and all current Directors and executive officers as a group, 612,244 shares.

(2)	In accordance with applicable SEC beneficial ownership rules, includes shares of the Company’s Common Stock that may be acquired within 60 days after March 19, 2012 through the earning/vesting of restricted stock units, as follows: Mr. Hegi, 12,004; Ms. Blackwell, 10,991 shares; Mr. Connors, 9,440 shares; Mr. Crovitz, 10,961 shares; Mr. Good, 12,500 shares; Mr. Haley, 10,991 shares; Dr. Shapiro, 10,991 shares; Mr. Zoghlin, 9,440 shares; Mr. Phipps, 5,278 shares; Mr. Schultz, 2,622 shares; Mr. Shelton, 2,470 shares; Mr. Bent, 1,638 shares and all current Directors and executive officers as a group, 91,600 shares.

(3)	Includes shares issuable shortly after the participant’s cessation of service as a Director on a one-for-one basis in satisfaction of fully vested deferred stock units credited under the Directors’ Deferred Compensation Plan, as follows: Mr. Aiken, 2,708 shares; Ms. Blackwell, 17,935 shares; and Mr. Hegi, 34,898 shares. Does not include the 33,744 shares issuable in settlement of fully vested deferred stock units credited to Dr. Shapiro under the same plan, as he has elected to defer receipt of such shares over a two-year period following termination of his service as a Director.

(4)	In addition to the shares referenced in Notes 1, 2 and 4, includes: (i) 648,446 shares held of record by Mr. Hegi; (ii) 64,624 shares held of record by a family company of which he is managing partner; (iii) 1,000 shares held in the Hegi Family Foundation; and (iv) 298,622 shares held in trust for his benefit and for which he serves as trustee.

(5)	In addition to the shares referenced in Note 4, includes 8,000 shares held in trust for Mr. Aiken’s benefit and for which he serves as trustee.

(6)	In addition to the shares referenced in Notes 1 and 2, includes 26,261 shares held in trust for Mr. Gochnauer’s benefit and for which he serves as trustee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s Directors and executive officers and persons who own more than 10% of the Company’s Common Stock to file with the SEC reports of holdings and transactions in the Company’s Common Stock. Based on its review of such reports furnished to the Company and on written representations from the Company’s Directors and executive officers, the Company believes that there was one late filing in 2011 for each executive officer (P. Cody Phipps, S. David Bent, Eric Blanchard, Timothy Connolly, Barbara Kennedy, Stephen Schultz and Todd Shelton) to report withholding of shares to pay taxes on vesting of shares issued to each executive officer in January 2010 and a late filing of the Form 3 for Fareed A. Khan.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee

The Audit Committee of the Company’s Board of Directors consists of the five non-employee Directors named below. Each member of the Audit Committee is independent, as defined by the current NASDAQ listing standards and Rule 10A-3 of the Exchange Act. No member of the Audit Committee received any compensation from the Company during 2011 other than for services as a member of the Board or one or more of its Committees.

The Board of Directors has determined that all Audit Committee members are financially literate and at least four members have financial management expertise, in accordance with NASDAQ listing standards. In addition, the Board of Directors has determined that Roy W. Haley, Robert B. Aiken, Jr., Jean S. Blackwell and Stuart A. Taylor, II each qualify as an “audit committee financial expert” within the meaning of applicable SEC regulations.

Audit Committee Charter and Responsibilities

The Audit Committee operates under and regularly reviews a written charter originally adopted by the Board of Directors in February 2000, and amended as of July 12, 2011. The Audit Committee charter may be found under “Corporate Governance” as part of the “Investor Information” section available through the Company’s website at http://www.unitedstationers.com.

The Audit Committee assists the Company’s Board of Directors in fulfilling its responsibilities for oversight of: (1) the integrity of the Company’s financial statements; (2) the soundness of the Company’s internal control systems; (3) assessment of the independence, qualifications and performance of the Company’s independent registered public accounting firm; (4) performance of the internal audit function; and (5) the Company’s legal, regulatory and ethical compliance programs.

The Company’s management has primary responsibility for preparing the Company’s financial statements and for establishing and maintaining its financial reporting processes and internal controls. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and expressing an opinion on the conformity of such financial statements with U.S. generally accepted accounting principles. In addition, the Company’s independent registered public accounting firm is responsible for auditing and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting as well as management’s assessment of the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the PCAOB.

The Audit Committee has the sole authority to select, appoint and, if appropriate, terminate the engagement of the independent registered public accounting firm. As described under “Proposal 2: Ratification of the Selection of the Independent Registered Public Accounting Firm — Audit Committee Pre-Approval Policy,” the Audit Committee adopted guidelines requiring review and pre-approval by the Audit Committee of all audit and permitted non-audit services performed for the Company by its independent registered public accounting firm.

Audit Committee Report

In this context, the Audit Committee reports as follows with respect to the Company’s audited financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting for the year ended December 31, 2011:

The Audit Committee has reviewed and discussed the Company’s audited financial statements, management’s assessment of the effectiveness of the Company’s internal control over financial reporting, the independent registered public accounting firm’s evaluation of the Company’s internal control over financial reporting and the related reports of the independent registered public accounting firm with the Company’s management, its chief internal auditor and its independent registered public accounting firm, with and without management present.

The Audit Committee has discussed with the independent registered public accounting firm matters relating to the independent registered public accounting firm’s judgment about the quality, as well as the acceptability, of the Company’s accounting principles as applied in its financial reporting, the reasonableness of significant judgments and the clarity of financial statement disclosures, as required to be discussed by Public Company Accounting Oversight Board AU Section 380 “Communication with Audit Committees”.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

The Audit Committee has reviewed with the independent registered public accounting firm and the Company’s internal auditors their respective audit plans, audit scope and identification of audit risks. It has discussed the internal audit function’s organization, responsibilities and activities with the Company’s management, its internal auditors and the independent registered public accounting firm. The Audit Committee periodically met with both the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their respective evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. It also met periodically to discuss such matters in executive session.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board subsequently approved the recommendation) that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the SEC.

Members of the Audit Committee:

Roy W. Haley, Chair

Jean S. Blackwell

Robert B. Aiken, Jr.

Stuart A. Taylor, II

Jonathan P. Ward

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

No relationships and/or related party transactions have been identified for disclosure.

Related Person Transaction Approval Policy

In March 2008, our Board of Directors adopted a written related person transaction approval policy, which sets forth the Company’s policies and procedures for the review, approval or ratification of any transaction required to be reported in the Company’s filings with the Securities and Exchange Commission. Our policy applies to any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships in which the Company (including any subsidiaries) is or will be a participant and in which a related person (as defined in Item 404 of Regulation S-K) has a direct or indirect interest, but exempts the following:

•	payment of compensation by the Company to a related person for the related person’s service to the Company as a director, officer or employee;

•	transactions available to all employees or all shareholders of the Company on the same terms;

•

transactions, which when aggregated with the amount of all other transactions between the Company and a related person (or any entity in which the related person has an interest), involve less than $120,000 in a fiscal year; and

•	transactions in the ordinary course of business at the same prices and on the same terms as are made available to customers of the Company generally.

The Audit Committee of our Board of Directors must approve any related person transaction subject to this policy before commencement of the related person transaction. If such a transaction is not identified until after it has commenced, it must then be brought to the Audit Committee, which will consider all options, including approval, ratification, amendment, denial, termination or, if the transaction is completed, rescission. The Audit Committee will analyze the following factors, in addition to any other factors the Committee deems appropriate, in determining whether to approve or ratify a related person transaction:

•	whether the terms are fair to the Company;

•	whether the transaction is material to the Company;

•	the role the related person has played in arranging the related person transaction;

•	the structure of the related person transaction; and

•	the interests of all related persons in the related person transaction.

The Audit Committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon the Company and the related person taking any actions that the Audit Committee deems appropriate. The Audit Committee has delegated to its chairperson authority to approve or take any other action with respect to a related person transaction that the Committee itself would be authorized to take pursuant to this policy.

PROPOSAL 2: RATIFICATION OF SELECTION OF THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Company has selected Ernst & Young LLP (“E&Y”) as its independent registered public accounting firm for 2012, as it has done since 1995. Although action by the stockholders in this matter is not required, the Audit Committee believes that it is appropriate to seek stockholder ratification of this appointment in light of the critical role played by the independent registered public accounting firm in maintaining the integrity of Company financial controls and reporting. Representatives of E&Y are expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement, should they choose to do so.

The following proposal will be presented for action at the Annual Meeting by direction of the Board of Directors:

RESOLVED, that action by the Audit Committee appointing Ernst & Young LLP as the Company’s independent registered public accounting firm to conduct the annual audit of the financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 2012 is hereby ratified, confirmed and approved.

THE COMPANY’S BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Fee Information

General.    The following table presents information with respect to fees incurred for the indicated professional services rendered by E&Y during each of the last two years (dollars in thousands).

Type of Fees	2011	2010
Audit Fees	$1,283	$1,257
Audit-Related Fees	131	91
Tax Fees	57	23
All Other Fees	—	—

Total	$1,471	$1,371

Audit Fees.    “Audit Fees” included fees for professional services rendered for the 2011 and 2010 audits of the consolidated financial statements of the Company included in the Company’s Annual Reports on Form 10-K, reviews of the quarterly condensed consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q, statutory audits, regulatory filings or engagements and accounting consultations on matters related to the annual audits or interim reviews. Audit fees for 2011 and 2010 also included the audit of management’s report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2011 and 2010, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees.    “Audit-Related Fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. For 2011 and 2010, these fees included employee benefit plan audits, accounting consultations, preferability letter and acquisition-related due diligence services.

Tax Fees.    “Tax Fees” are fees for professional services performed by E&Y with respect to tax compliance, tax advice and tax planning. For 2011 and 2010, the fees consisted of tax consulting services.

All Other Fees.    “All Other Fees” are fees for any services not included in the first three categories.

Audit Committee Pre-Approval Policy

Under applicable SEC rules, the Audit Committee is required to pre-approve audit and non-audit services performed by the independent registered public accounting firm, subject to certain de minimis exceptions and prohibitions against the provision of certain types of non-audit services. The Audit Committee pre-approved all services and fees described above. These SEC rules are designed to assure that the provision of services by the independent registered public accounting firm does not impair its independence from the Company.

Consistent with applicable SEC rules, the Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy (the “Pre-Approval Policy”). The Pre-Approval Policy sets forth the procedures and conditions pursuant to which the Audit Committee may pre-approve audit and permissible non-audit services proposed to be performed by the independent registered public accounting firm.

Pursuant to the Pre-Approval Policy, the Audit Committee will consider annually and, if appropriate, approve the provision of all audit services to the Company by the independent registered public accounting firm. Any changes to any previously approved audit services, terms or fees require the further specific pre-approval of the Audit Committee.

Under the Pre-Approval Policy, the Audit Committee also will consider and, if appropriate, pre-approve the provision by the independent registered public accounting firm of permitted audit-related, tax or other non-audit services. The term of any such pre-approval is twelve months from the date of pre-approval, unless the Audit Committee provides for a different period or earlier terminates such services. Any such pre-approval will be subject to a dollar limit specified by the Audit Committee. The Audit Committee periodically reviews, and from time-to-time may revise, the list of general pre-approved services. Any proposed new services, and any previously approved services anticipated to exceed the respective fee limits previously established for such services, must be separately approved.

The Pre-Approval Policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority for permitted non-audit services. The member to whom such authority is delegated must report any pre-approval decisions, for informational purposes, to the Audit Committee at its next regularly scheduled meeting.

The Company’s Vice President, Controller and Chief Accounting Officer monitors the performance of all services provided by the independent registered public accounting firm for compliance with the Pre-Approval Policy. The Audit Committee periodically reviews reports summarizing all services and related fees and expenses being provided to the Company by the independent registered public accounting firm.

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.

As described in detail under the heading “Executive Compensation — Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased stockholder value. Please read the “Compensation Discussion and Analysis” for additional details about our executive compensation programs, including information about the fiscal year 2011 compensation of our named executive officers.

The Human Resources Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. Please read the “Executive Summary” under “Compensation Discussion and Analysis” for details of changes made to our executive compensation practices during 2011.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we recommend that our stockholders vote “FOR” the following resolution at the Annual Meeting:

RESOLVED, that the stockholders approve the compensation of the Company’s executives as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure presented in this Proxy Statement.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Human Resources Committee or our Board of Directors. Our Board of Directors and our Human Resources Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Human Resources Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS, UPON RECOMMENDATION OF OUR HUMAN RESOURCES COMMITTEE, UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

STOCKHOLDER PROPOSALS

Deadline for Inclusion in Proxy Statement

Any proposal that a stockholder wants the Company to consider including in its Proxy Statement and form of proxy relating to the Company’s 2013 Annual Meeting of Stockholders must be received by the Secretary of the Company, c/o United Stationers Inc., One Parkway North Boulevard, Deerfield, Illinois 60015, not later than December  3, 2012 and must otherwise satisfy the requirements of applicable SEC rules.

Deadline for Notice of Other Stockholder Proposals/Director Nominations

Any stockholder proposal that the stockholder does not want the Company to consider including in its proxy statement for an annual meeting of stockholders, but does intend to introduce at the meeting, as well as any proposed stockholder nomination for the election of directors at an annual meeting, must comply with the advance notice procedures set forth in the Company’s current Restated Certificate of Incorporation in order to be properly brought before that annual meeting. To comply with those procedures, a director nomination can be submitted only by a stockholder entitled to vote in the election of directors generally and written notice of such a stockholder’s intent to make such nomination at the Company’s 2013 Annual Meeting must be given to the Company’s Secretary at the address in the preceding paragraph not later than February 15, 2013. Our Restated Certificate of Incorporation also includes advance notice requirements applicable to special meetings of stockholders. Any other stockholder proposals must be submitted in writing to the Secretary of the Company at the address given in the prior paragraph not later than the close of business on the tenth day after notice of the Company’s 2013 Annual Meeting of Stockholders is first given to stockholders.

In addition to these timing requirements, the Company’s Restated Certificate of Incorporation also prescribes informational content requirements for director nominations and other proposals by stockholders. See “Governance and Board Matters — Consideration of Director Nominees” above for more information about the informational content requirements for stockholder notices relating to intended director nominations. Any other stockholder proposal notice generally must set forth a brief description of the matter proposed to be brought before the annual meeting, the name and address of the stockholder making the proposal, the number of shares beneficially owned by the stockholder and any material interest of the stockholder in such proposed matter.

OTHER BUSINESS

The Company does not know of any other matters to be presented or acted upon by stockholders at the Annual Meeting. If any matter is presented at the meeting on which a vote may properly be taken, the persons named as proxies in the proxy card will vote the shares they represent in accordance with their judgment as to the best interests of the Company.

Your vote is important. Please vote your shares as instructed in the Notice of Internet Availability.

By Order of the Board of Directors,

Eric A. Blanchard
Secretary

UNITED STATIONERS INC. CORRINE KASSITAS ONE PARKWAY NORTH BOULEVARD DEERFIELD, IL 60015	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 15, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 15, 2012. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M44534-P21786	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

UNITED STATIONERS INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR each of the nominees listed below:
1.	Election of Directors to serve for a three-year term expiring in 2015.	☐	☐	☐
Nominees:
01) William M. Bass
02) Charles K. Crovitz
03) Stuart A. Taylor, II
04) Jonathan P. Ward
The Board of Directors recommends you vote FOR proposals 2 and 3.							For	Against	Abstain
2.	Ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2012.						☐	☐	☐
3.	Approval of advisory vote on executive compensation.						☐	☐	☐
NOTE: In their discretion, the proxies may vote upon any other business as may properly come before the meeting or any adjournment thereof.
Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

This proxy is solicited on behalf of the Board of Directors of United Stationers Inc.

This proxy will be voted as directed by the undersigned. If no direction is given, this proxy will be voted as recommended by the Board of Directors on each of the proposals listed below.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

YOUR VOTE IS IMPORTANT!

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope so the shares may be represented at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M44535-P21786

UNITED STATIONERS INC.

Annual Meeting of Stockholders

May 16, 2012 2:00 PM

This proxy is solicited by the Board of Directors

UNITED STATIONERS, INC.                                                          PROXY/VOTING INSTRUCTION CARD

The undersigned hereby appoints P. Cody Phipps, Fareed A. Khan and Eric A. Blanchard, or any of them, as proxies, with full power of substitution and with all the powers the undersigned would possess if present, to vote all the shares of common stock of UNITED STATIONERS INC. (the “Company”) which the undersigned is entitled to vote on all matters they may properly come before the Annual Meeting of Stockholders to be held at the Company’s offices located at ONE PARKWAY NORTH BOULEVARD, DEERFIELD, IL on Wednesday, May 16, 2012 at 2:00 p.m., Central Time, and at any adjournment thereof. This card also serves as voting instructions to Computershare Trust Company, as Plan Agent of the United Stationers Inc. Employee Stock Purchase Plan. The Plan Agent will vote the shares of the Company’s common stock allocated to the stockholder’s account at the Annual Meeting of Stockholders as directed by the stockholders on the reverse side. If voting by mail, your vote must be received by 11:59 p.m., Eastern Time, on May 14, 2012 to ensure that your Employee Stock Purchase Plan shares are voted at the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side